UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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INTUIT INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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INTUIT INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Pacific Standard Time on December 14, 2007 at our offices at 2600 Casey Avenue, Building 9, Mountain View, California. We will also offer a webcast of the annual meeting at http://www.intuit.com/about_intuit/investors/webcast.jhtml.

We are holding the meeting to:

1. Elect ten directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected;

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2008;

3. Approve an amendment to our 2005 Equity Incentive Plan to (1) extend the term of the plan by an additional year; and (2) add 10,000,000 shares to cover awards under the plan through its amended term;

4. Approve the adoption of our Senior Executive Incentive Plan; and

5. Consider any other matters that may properly be brought before the meeting.

Items 1 through 4 are more fully described in the attached proxy statement. We have not received notice of other matters that may be properly presented at the annual meeting.

Only stockholders who owned our stock at the close of business on October 19, 2007 may vote at the meeting, or at any adjournment or postponement of the meeting. For 10 days prior to the annual meeting, a list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters at 2700 Coast Avenue, Mountain View, CA 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient and saves us significant postage and processing costs.

By order of the Board of Directors,

Laura A. Fennell
Senior Vice President, General Counsel and Corporate Secretary

Mountain View, California
November 1, 2007

INTUIT INC.

PROXY STATEMENT 2007 ANNUAL MEETING OF STOCKHOLDERS

Page

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES	2
OUR BOARD OF DIRECTORS AND NOMINEES	4
Directors Standing for Election	4
CORPORATE GOVERNANCE	7
Board Responsibilities and Structure	7
Director Independence	7
Attendance at Board, Committee and Annual Stockholders Meetings	8
Board Committees and Charters	8
Audit Committee	9
Compensation and Organizational Development Committee	9
Nominating and Governance Committee	9
Compensation Committee Interlocks and Insider Participation	10
DIRECTOR COMPENSATION	10
Overview	10
Director Summary Compensation	10
Option Grants to Non-Employee Directors During Fiscal Year 2007	11
Outstanding Option Awards for Directors at Fiscal Year-End 2007	12
Annual Retainer for Non-Employee Directors	12
Automatic Option Grants to Non-Employee Directors Under the 2005 Equity Incentive Plan	13
Director Stock Ownership Requirement	13
STOCKHOLDER MATTERS	13
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT	17
COMPENSATION DISCUSSION AND ANALYSIS	17
EXECUTIVE COMPENSATION	27
Summary Compensation Table	27
Grants of Plan-Based Awards in Fiscal Year 2007	29
Outstanding Equity Awards at Fiscal 2007 Year-End	30
Options Exercises and Stock Vested in Fiscal Year 2007	34
Non-Qualified Deferred Compensation for Fiscal Year 2007	34
Potential Payments Upon Termination of Employment or Change in Control	35
TRANSACTIONS WITH RELATED PERSONS	39
REPORT OF THE AUDIT COMMITTEE	40
PROPOSAL NO. 1 — ELECTION OF DIRECTORS	41
PROPOSAL NO. 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	42
PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN	43
EQUITY COMPENSATION PLAN INFORMATION	49
EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS	49
PROPOSAL NO. 4 — ADOPTION OF THE INTUIT INC. SENIOR EXECUTIVE INCENTIVE PLAN	50
APPENDIX A	A-1
Supplemental Information for the Compensation Discussion and Analysis Regarding Non-GAAP Financial Measures and Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures
APPENDIX B	B-1
Senior Executive Incentive Plan

INTUIT INC.
P.O. Box 7850
Mountain View, CA 94039-7850

PROXY STATEMENT FOR THE
2007 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, VOTING AND PROXIES

Date, Time and Place of Meeting

Intuit’s Board of Directors is asking for your proxy for use at the Intuit Inc. 2007 Annual Meeting of Stockholders (the “Meeting”) and at any adjournment or postponement of the Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We are holding the Meeting on Friday, December 14, 2007 at 8:30 a.m. Pacific Standard Time at our offices at 2600 Casey Avenue, Building 9, Mountain View, California. We have first released this proxy statement to Intuit stockholders beginning on November 1, 2007.

Internet Availability of Proxy Materials

Under the rules recently adopted by the U.S. Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability.

We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about November 1, 2007.

Record Date, Outstanding Shares and Quorum

Only holders of record of Intuit common stock at the close of business on October 19, 2007 (called the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 335,299,597 shares outstanding and entitled to vote, held by approximately 842 stockholders of record and approximately 85,447 beneficial owners, who may hold their shares through banks, brokers or other nominees. We need a quorum to take action at the Meeting. We will have a quorum if a majority of the shares outstanding on the Record Date are present at the Meeting, either in person or by proxy.

If by the date of the Meeting we do not receive sufficient shares to constitute a quorum or approve one or more of the proposals, the Chair of the Meeting, or the persons named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The persons named as proxies would typically exercise their authority to vote in favor of adjournment.

Voting Rights

Holders of our common stock are entitled to one vote for each share they owned on the Record Date. Cumulative voting for directors is not permitted. The Inspector of Elections appointed for the Meeting will tabulate all votes. The Inspector will separately tabulate yes and no votes, abstentions and broker non-votes for each proposal.

Voting and Revoking Proxies

Intuit’s Board of Directors is soliciting proxies for use at the Meeting. All stockholders have three options for submitting their vote prior to the Meeting:

•	via the Internet at www.proxyvote.com;

•	by phone (please see your proxy card for instructions); or

•	by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to register your vote via the Internet. If you attend the Meeting, you may also submit your vote in person, and any votes that you previously submitted — whether via the Internet, by phone or by mail — will be superseded by the vote that you cast at the Meeting. Whether your proxy is submitted via the Internet, by phone or by mail, if it is properly completed and submitted and if you do not revoke it prior to the Meeting, your shares will be voted at the Meeting in the manner set forth in this proxy statement or as otherwise specified by you.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1 and in favor of Proposals 2, 3 and 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Whether you submit your proxy via the Internet, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Laura A. Fennell, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You may also revoke a proxy by submitting a later-dated vote, in person at the Meeting. Please note that if a broker, bank or other nominee is the record holder of your shares and you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to abstain from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. A majority of votes cast is required to approve Proposals 2, 3 and 4. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast on these proposals.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Proposal 1 (election of directors) and Proposal 2 (ratifying the appointment of our independent registered public accounting firm) should be treated as routine matters. If your broker votes on your behalf on these two proposals, your shares also will be counted as present for the purpose of determining a quorum. Proposals 3 and 4 are not considered routine matters, and without your instruction, your broker cannot vote your shares. If a broker, bank, custodian, nominee or other record holder of Intuit stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called “broker non-votes”) will also be counted as present in determining whether we have a quorum but will not be counted for the purpose of determining the number of votes cast on a specific proposal.

Soliciting Proxies

Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit and/or its agents may also solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of $8,500 plus their expenses, which we estimate will be approximately $7,500. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people for whom they hold shares and forward copies of the proxy materials to beneficial owners who request paper copies.

Voting Results

The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending January 31, 2008.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and don’t participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

How to Obtain a Separate Set of Voting Materials

If you received a householded mailing this year, and you would like to have additional copies of our Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560. You may also contact us at the address or phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future. If you would like to opt out of householding for future mailings, call (800) 542-1061 or send a written request to Investor Relations at the above address.

Annual Report on Form 10-K and Additional Materials

The Notice of Annual Meeting, this Proxy Statement and our annual report on Form 10-K for the fiscal year ended July 31, 2007 have been made available to all stockholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability of Proxy Materials. The annual report on Form 10-K can also be viewed at www.intuit.com/about_intuit/investors.

Paper copies of our annual report on Form 10-K (excluding exhibits) may be obtained without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.

OUR BOARD OF DIRECTORS AND NOMINEES

Our Board currently consists of eleven directors, of whom ten are standing for election. The nominees for election include seven independent directors, as defined in the applicable rules for companies traded on the NASDAQ Global Select Market (NASDAQ), and three directors who are employees of Intuit. Stockholders elect all directors annually. In July 2007, Suzanne Nora Johnson and Edward A. Kangas were appointed to the Board of Directors upon the recommendation of the Nominating and Governance Committee, and both directors are standing for election at the annual meeting. Ms. Nora Johnson was brought to the attention of the Nominating and Governance Committee as a candidate by a third-party search firm, which provided assistance in identifying and evaluating Board candidates. Mr. Kangas was brought to the attention of the Nominating and Governance Committee as a candidate by a member of the Board who is an executive officer of Intuit. In October 2007, we announced that L. John Doerr has decided not to stand for re-election and is expected to serve as a director until the date of the annual meeting.

Directors Standing for Election

The authorized number of directors is currently eleven, and effective immediately prior to the annual meeting, this number will be reduced to ten by resolution of the Board, as provided in our Bylaws. Intuit has announced that on January 1, 2008, Brad D. Smith will become President and Chief Executive Officer of Intuit and will be appointed as a director on that date by resolution of the Board, as provided in our Bylaws.

Each of the incumbent directors listed below has been nominated for election by the Board of Directors upon recommendation by the Nominating and Governance Committee and has agreed to stand for election to a one-year term.

Information concerning the nominees for director is provided below.

Stephen M. Bennett (Age 53)
President and Chief Executive Officer, Intuit Inc.

Mr. Bennett has been President and Chief Executive Officer and a member of Intuit’s Board of Directors since 2000. Prior to joining Intuit, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the board of directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves on the board of directors of Sun Microsystems, Inc. He holds a Bachelor of Arts in Finance and Real Estate from the University of Wisconsin. On January 1, 2008, Mr. Bennett will be stepping down as President and Chief Executive Officer, and will remain a member of Intuit’s Board of Directors, if re-elected by stockholders at the annual meeting.

Christopher W. Brody (Age 62)
Chairman, Vantage Partners LLC

Mr. Brody has been an Intuit director since 1993 and is a member of the Compensation and Organizational Development Committee and the Nominating and Governance Committee. He was also a member of the Audit Committee until October 2007. Mr. Brody has been Chairman of Vantage Partners LLC, a private investment firm, since January 1999. From 1971 through 1998, Mr. Brody was a partner of Warburg, Pincus & Co., a venture capital and private equity investment firm. Mr. Brody also serves as a director of several privately held companies. Mr. Brody holds a Bachelor of Arts in English Literature from Harvard College and a Master in Business Administration from Harvard Business School.

William V. Campbell (Age 67)
Chairman of the Board of Directors, Intuit Inc.

Mr. Campbell has been an Intuit director since 1994. He has served as Chairman of the Board since August 1998 and was Acting Chief Executive Officer from September 1999 through January 2000. He served as Intuit’s President and Chief Executive Officer from April 1994 through July 1998. Mr. Campbell also serves on the board of directors of Apple Inc. and Highlands Acquisition Corp., a blank check company formed for the purpose of acquiring one or more operating businesses. Mr. Campbell holds a Bachelor of Arts in Economics and a Masters of Science from Columbia University, where he is Chair of the Board of Trustees.

Scott D. Cook (Age 55)
Chairman of the Executive Committee, Intuit Inc.

Mr. Cook, a founder of Intuit, has been an Intuit director since 1984 and has been Chairman of the Executive Committee since August 1998. He served as Intuit’s Chairman of the Board from February 1993 through July 1998. From April 1984 to April 1994, he served as Intuit’s President and Chief Executive Officer. Mr. Cook also serves on the boards of directors of eBay Inc. and The Procter & Gamble Company. Mr. Cook holds a Bachelor of Arts in Economics and Mathematics from the University of Southern California and a Master in Business Administration from Harvard Business School.

Diane B. Greene (Age 52)
President and Chief Executive Officer, VMware, Inc.

Ms. Greene has been an Intuit director since August 2006 and is a member of the Audit Committee. She is co-founder, President, Chief Executive Officer and a director of VMware, Inc., a developer and provider of software for virtualized desktops, servers, storage and networking. Before co-founding VMware in 1998, Ms. Greene held technical leadership positions at Silicon Graphics, Tandem, and Sybase and was chief executive officer of VXtreme. Ms. Greene holds a Bachelor of Arts in mechanical engineering from the University of Vermont, a Master of Science degree in naval architecture from the Massachusetts Institute of Technology and a Master of Science degree in computer science from the University of California, Berkeley.

Michael R. Hallman (Age 62)
President, The Hallman Group

Mr. Hallman has been an Intuit director since 1993 and is Chairman of the Compensation and Organizational Development Committee. He was also a member of the Audit Committee until October 2007. Mr. Hallman has been President of The Hallman Group, a management consulting firm, since October 1992. Mr. Hallman was President and Chief Operating Officer of Microsoft Corporation from March 1990 through April 1992. Mr. Hallman is also a director of InFocus Corporation, a maker of computer-operated projection products. Mr. Hallman holds both a Bachelor’s and a Master’s degree in Business Administration from the University of Michigan.

Edward A. Kangas (Age 63)
Non-Executive Chairman, Tenet Healthcare

Mr. Kangas has been a director of Intuit since July 2007. He has been Chairman of Tenet Healthcare, an owner and operator of acute care hospitals and related healthcare services, since July 2003 and has served as a director since April 2003. From 1989 to 2000, Mr. Kangas was global chairman and Chief Executive Officer of Deloitte Touche Tohmatsu, a global provider of audit, tax, consulting and financial advisory services. He also served as the managing partner of Deloitte & Touche (USA) from 1989 to 1994. Mr. Kangas is also a director of Eclipsys Corporation, Electronic Data Systems Corporation and Hovnanian Enterprises, Inc. He holds a Bachelor’s degree and a Master’s degree in Business Administration from the University of Kansas.

Suzanne Nora Johnson (Age 50)
Senior Director, The Goldman Sachs Group

Ms. Nora Johnson has been a director of Intuit since July 2007. Since 1985, she has held senior management and other positions with The Goldman Sachs Group, a leading global investment banking, securities and investment management firm. Before becoming a Senior Director, she was Vice Chairman of the firm, Chairman of the firm’s global markets institute, head of the global investment research division, and a member of the firm’s management committee. Ms. Nora Johnson also serves on the boards of Pfizer Inc., a research-based biomedical and pharmaceutical company, and Visa Inc., a provider of products, services and infrastructure supporting global commerce. Her non-profit board affiliations include, among others, the American Red Cross, Brookings Institution, Carnegie Institution of Washington, Markle Foundation and the University of Southern California. Ms. Nora Johnson earned a Bachelor’s degree from the University of Southern California and a Juris Doctor from Harvard Law School.

Dennis D. Powell (Age 59)
Senior Vice President, Chief Financial Officer, Cisco Systems, Inc.

Mr. Powell has been an Intuit director since 2004 and is the Chairman of the Audit Committee. He joined Cisco Systems, a provider of networking products and services, in 1997 and has served as the Senior Vice President and Chief Financial Officer since May 2003. From January 1997 to June 2002, he was Cisco’s Vice President, Corporate Controller, and from June 2002 to May 2003, he was Senior Vice President, Corporate Finance. Prior to joining Cisco, Mr. Powell was employed by Coopers & Lybrand LLP for 26 years, most recently as a senior partner. Mr. Powell also serves on the board of Applied Materials, Inc., a provider of fabrication services, equipment and software. Mr. Powell holds a Bachelor of Science in Business Administration with a concentration in accounting from Oregon State University.

Stratton D. Sclavos (Age 46)
Former President, Chief Executive Officer and Chairman, VeriSign, Inc.

Mr. Sclavos has been an Intuit director since 2001 and is a member of the Nominating and Governance Committee. He most recently served as President, Chief Executive Officer and a director of VeriSign, Inc., a provider of intelligent infrastructure services for networks, from July 1995 to May 2007 and as Chairman of Verisign’s board of directors from December 2001 to May 2007. Mr. Sclavos is also a director of Juniper Networks, Inc., an internet infrastructure systems provider, and Salesforce.com, Inc., a provider of customer relationship management services. Mr. Sclavos holds a Bachelor of Science in Electrical and Computer Engineering from the University of California, Davis.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of Intuit and our stockholders. The Nominating and Governance Committee is responsible for overseeing these Principles and periodically making recommendations to the Board regarding any changes. These Principles address, among other things, our policy on retirement, succession planning and senior leadership development, Board performance evaluations, committee structure and stock ownership requirements.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our code of conduct and ethics for all employees, including our company’s senior executive and financial officers, our Board Code of Ethics and the charter for each Board committee. The link to this corporate governance page can be found at www.intuit.com/about_intuit/investors/corporate_gov.

Board Responsibilities and Structure

The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are (1) to select, oversee and determine compensation for the Chief Executive Officer who, with senior management, runs Intuit on a day-to-day basis, (2) to monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders, and (3) to periodically review Intuit’s long-range plan, business initiatives, capital projects and budget matters.

The Board appoints the Chairman of the Board, who may be a current or former officer of Intuit if the Board determines that it is in the best interests of Intuit and its stockholders. However, if the Chairman is also the Chief Executive Officer, then the Board has determined that it will appoint a lead independent director. William V.  Campbell, the current Chairman of the Board, is an employee of Intuit and previously served as Intuit’s chief executive officer.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held ten meetings during fiscal 2007 and also acted by written consent. The independent directors meet without management present at regularly scheduled executive sessions at each quarterly Board meeting. During fiscal 2007, the independent directors held four executive sessions. With respect to independent director sessions, the independent directors may from time to time designate an independent director to serve as presiding director to chair these sessions. In addition, the presiding director may advise the Chairman of the Board with respect to agendas and information to be provided to the Board and may perform such other duties as the Board may from time to time delegate to assist it in fulfilling its responsibilities. The Board has delegated certain responsibilities and authority to the committees described below. Committees report regularly on their activities and actions to the full Board.

Director Independence

Our Board currently includes eight independent directors, seven of whom are standing for election. To be considered independent under NASDAQ rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. In addition, as required by NASDAQ rules, the Board has made a determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and by the company with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management. Based on this review, the Board has determined that Mr. Brody, Mr. Doerr, Ms. Greene, Mr. Hallman, Mr. Kangas, Ms. Nora Johnson, Mr. Powell and Mr. Sclavos are independent directors. Mr. Bennett, Mr. Campbell and Mr. Cook are employees of Intuit and are therefore not considered independent.

In assessing director independence under NASDAQ rules, the Nominating and Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. Mr. Doerr, Ms. Greene, Ms. Nora Johnson, Mr. Powell and Mr. Sclavos are, or were during fiscal 2007, directors or executive officers of companies with which Intuit conducts business in the ordinary course. Consistent with NASDAQ independence standards, Intuit did not make payments to, or receive payments from, any of these companies for property or services in the current or any of the last 3 fiscal years that exceed 5% of Intuit’s or any of the other parties’ consolidated gross revenues. Mr. Kangas sits on the board of a charitable foundation to which Intuit has made employee matching contributions in amounts that are immaterial to both Intuit and the foundation. Following review of these transactions and other relevant standards, the Board determined that each of these directors is independent under NASDAQ rules.

Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board. Directors generally may not serve on the boards of more than six public companies, including Intuit’s board. Any director who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether or not to accept such resignation after consideration of the continued appropriateness of Board membership under the new circumstances.

No director attended less than 75% of the aggregate number of meetings of the Board and the committees on which he or she served. Three directors attended the 2006 Annual Meeting of Stockholders. Under the Corporate Governance Principles, all directors are encouraged to attend the annual meetings of Intuit’s stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee. The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee. Each member of these committees is an independent director as determined by the Board in accordance with NASDAQ listing standards. Each committee has a charter and annually reviews its charter and makes recommendations to our Board for revision of its charter to reflect evolving best practices. Copies of each charter can be found on our website at www.intuit.com/about_intuit/investors/corporate_gov. Current committee members are identified in the following table.

Compensation and
		Organizational	Nominating and
	Audit	Development	Governance
Director	Committee	Committee	Committee

Stephen M. Bennett
Christopher W. Brody		X	X
William V. Campbell
Scott D. Cook
L. John Doerr			X
Diane B. Greene	X
Michael R. Hallman		Chair
Edward A. Kangas		X
Suzanne Nora Johnson	X
Dennis D. Powell	Chair
Stratton D. Sclavos			X

Audit Committee

The Audit Committee represents and assists the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions, and is directly responsible for the selection, retention, compensation and oversight of the work of Intuit’s independent auditor.

Our Board has determined that each member of the Audit Committee is independent, as defined under applicable NASDAQ listing standards and SEC rules related to audit committee members, and is financially literate, as required by NASDAQ listing standards. The Audit Committee also includes at least one member — Dennis D. Powell — who has been determined by the Board to meet the qualifications of an “audit committee financial expert,” as defined by SEC rules, and to meet the qualifications of “financial sophistication” in accordance with NASDAQ listing standards. Stockholders should understand that these designations related to an Audit Committee member’s experience and understanding do not impose upon him or her any duties, obligations or liabilities greater than those generally imposed on other members of the Audit Committee or the Board.

In fiscal 2007, the Audit Committee held 12 meetings and also acted by written consent. The responsibilities and activities of the Audit Committee are described in greater detail in “Report of the Audit Committee” beginning on page 40.

Compensation and Organizational Development Committee

The Compensation and Organizational Development Committee assists the Board in the review and approval of executive compensation and the oversight of organizational and management development for executive officers and other employees of Intuit. Each member of this committee is independent under NASDAQ listing standards and is an “outside” director as defined in the Internal Revenue Code of 1986, as amended (the “Code”), and a “Non-Employee Director,” as defined in Rule 16(b)-3 under the Securities Exchange Act of 1934. The committee met 11 times in fiscal 2007 and also acted by written consent. The Compensation Committee held a portion of each meeting in closed session, with only the Compensation Committee members and, on certain occasions, William Campbell, the Chairman of the Board, and representatives of our outside compensation consultant, present. For more information, see the “Compensation Committee Report” on page 17 and “Compensation Discussion and Analysis” beginning on page 17.

In connection with the acquisition of Digital Insight Corporation in February 2007, the Board established a special compensation committee to approve the compensation and employment agreement for Mr. Stiefler, the former Chief Executive Officer of Digital Insight, and equity awards for certain other former employees of Digital Insight. This special committee, which completed its work and was dissolved in March 2007, consisted solely of independent disinterested directors, and did not include Mr. Hallman, who was also a member of the Digital Insight board through February 2007. This special committee did not have a written charter.

Nominating and Governance Committee

The Nominating and Governance Committee reviews and makes recommendations to the Board regarding Board composition and appropriate governance standards. The Nominating and Governance Committee held two meetings in fiscal 2007 and also acted by written consent.

The Committee has adopted a process to identify and evaluate candidates for director, whether recommended by management, Board members, or stockholders (if made in accordance with the procedures set forth under “Stockholder Recommendations of Director Candidates” below). The committee will evaluate candidates properly recommended by stockholders in the same manner as candidates recommended by others. The committee believes that all nominees for Board membership should possess the highest ethics, integrity and values and be committed to representing the long-term interests of Intuit’s stockholders. In addition, nominees should have broad, high-level experience in business, government, education, technology or public interest. They should also have sufficient time to carry out their duties as directors of Intuit and have an inquisitive and objective perspective, practical wisdom and mature judgment. The committee will also consider additional factors — such as independence, diversity, expertise and specific skills, and other qualities that may contribute to the Board’s overall effectiveness — when evaluating candidates for director. Intuit may also engage third-party search firms to provide assistance in identifying and evaluating Board candidates.

Consideration of director candidates typically involves a series of discussions, a review of available information concerning the candidate, qualifications for Board membership established by the Nominating and Governance Committee, the existing composition of the Board, and other factors the committee deems relevant. In conducting its review and evaluation, the committee may solicit the views of management, other Board members and other individuals it believes may have insight into a candidate’s qualifications.

Compensation Committee Interlocks and Insider Participation

No executive officer of Intuit during fiscal 2007 served, or currently serves, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on Intuit’s Board or Intuit’s Compensation and Organizational Development Committee.

DIRECTOR COMPENSATION

Overview

Our non-employee directors receive a combination of equity and cash compensation for serving on our Board. Our three directors who are company employees — Mr. Bennett, Mr. Cook and Mr. Campbell — do not receive board fees or equity for their Board service. The Compensation and Organizational Development Committee is responsible for reviewing the equity and cash compensation for non-employee directors on an annual basis and making recommendations to the Board, in the event they determine changes are needed. The Compensation and Organizational Development Committee last reviewed non-employee director compensation in July 2007 and determined that the current mix and size of equity and cash awards provide the appropriate incentive to attract and retain qualified non-employee board members. The following table summarizes the fiscal 2007 compensation earned by each member of the Board other than Mr. Bennett, whose compensation is described under “Executive Compensation” beginning on page 27.

Director Summary Compensation

	Fees Earned		All Other
	or Paid in	Option	Compensation
Director Name	Cash ($)	Awards ($)(1)	($)		Total ($)

Christopher W. Brody	60,000	247,091	—		307,091
William V. Campbell	—	—	1,759,382	(2)	1,759,382
Scott D. Cook	—	—	909,388	(3)	909,388
L. John Doerr	40,000	198,544	—		238,544
Donna L. Dubinsky(4)	11,250	(13,960)	—		(2,710)
Diane B. Greene	45,000	180,981	—		225,981
Michael R. Hallman	60,000	247,091	—		307,091
Edward A. Kangas	11,250	3,977	—		15,227
Suzanne Nora Johnson	11,250	3,977	—		15,227
Dennis D. Powell	60,000	319,455	—		379,455
Stratton D. Sclavos	40,000	194,396	—		234,396

(1)	Amounts included in the Option Awards column above reflect total option-related expense recognized for financial statement reporting purposes for the fiscal year ended July 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123R (SFAS 123R), assuming no forfeitures. In the case of an actual forfeiture due to termination of services, we have reduced the expense based on that forfeiture. The amounts in this column differ from amounts in the following table titled “Option Grants to Non-Employee Directors During Fiscal Year 2007,” because that table includes the full fair value as of the grant date (calculated in accordance with SFAS 123R) of options granted during fiscal 2007 only, irrespective of the years in which option-related expense is recognized.

(2)	Mr. Campbell is a full-time employee of Intuit. His compensation represents an annual salary of $492,382; an incentive bonus of $600,000 awarded for service in fiscal 2007; and a contribution of $667,000 made by Intuit to a donor-advised charitable fund in the name of Mr. Campbell and his wife. Mr. Campbell did not receive equity awards from Intuit during fiscal 2007.

(3)	Mr. Cook is a full-time employee of Intuit. His compensation represents an annual salary of $500,000; an incentive bonus of $400,000 awarded for service in fiscal 2007; a patent invention bonus of $4,750; and payment of premiums for executive long-term disability insurance of $4,638. Mr. Cook did not receive equity awards from Intuit during fiscal 2007.

(4)	Ms. Dubinsky left the Board in December 2006. The value of Ms. Dubinsky’s option awards is negative because of the effects of forfeitures when she left the Board.

Option Grants to Non-Employee Directors During Fiscal Year 2007

The following table shows each option grant made to our non-employee directors during fiscal 2007, including the grant date, number of shares, exercise price, and grant date fair value, as calculated under SFAS 123R. All options have an exercise price equal to the fair market value of Intuit’s common stock on the date of grant.

		Shares Subject	Exercise	Grant Date
Director Name	Grant Date	to Option (#)	Price ($)	Fair Value ($)

Christopher W. Brody	11/25/2006	22,500	31.79	178,074
	1/18/2007	7,500	31.18	61,793
	1/18/2007	7,500	31.18	61,793

Total		37,500		301,660

L. John Doerr	11/25/2006	22,500	31.79	178,074
	12/12/2006	7,500	30.59	60,203

Total		30,000		238,277

Diane B. Greene	8/15/2006	67,500	31.11	547,425
	8/15/2006	7,500	31.11	51,975

Total		75,000		599,400

Michael R. Hallman	11/25/2006	22,500	31.79	178,074
	1/18/2007	7,500	31.18	61,793
	1/18/2007	7,500	31.18	61,793

Total		37,500		301,660

Edward A. Kangas	7/24/2007	67,500	29.97	605,198
	7/24/2007	7,500	29.97	56,339

Total		75,000		661,537

Suzanne Nora Johnson	7/24/2007	67,500	29.97	605,198
	7/24/2007	7,500	29.97	56,339

Total		75,000		661,537

Dennis D. Powell	2/19/2007	22,500	30.96	180,239
	2/19/2007	10,000	30.96	82,769

Total		32,500		263,008

Stratton D. Sclavos	8/1/2006	22,500	29.92	162,675
	12/12/2006	7,500	30.59	60,203

Total		30,000		222,878

Outstanding Option Awards for Directors at Fiscal Year-End 2007 (Exercisable and Unexercisable)

The following table provides information on the outstanding equity awards for our directors, other than Mr. Bennett, as of July 31, 2007.

Aggregate
Shares Subject
to Outstanding
Director Name	Options (#)

Christopher W. Brody	497,500
William V. Campbell	720,000
Scott D. Cook	201,000
L. John Doerr	430,000
Diane B. Greene	75,000
Michael R. Hallman	497,500
Edward A. Kangas	75,000
Suzanne Nora Johnson	75,000
Dennis D. Powell	212,500
Stratton D. Sclavos	289,000

Annual Retainer for Non-Employee Directors

Non-employee directors are paid an annual cash retainer of $30,000, plus additional cash retainers based on their committee service. These annual retainers are paid in quarterly installments and are listed in the following table:

Annual
Position	Amount ($)

Board Member	30,000
Chair of Audit Committee	30,000
Member of Audit Committee or Compensation and Organizational Development Committee	15,000
Nominating and Governance Committee Member	10,000

We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Automatic Option Grants to Non-Employee Directors Under the 2005 Equity Incentive Plan

All options granted to non-employee directors in fiscal year 2007 were made pursuant to a stockholder-approved non-discretionary formula set forth in our 2005 Equity Incentive Plan (the “Plan”), which our stockholders approved in December 2004 and amended in 2005 and 2006. The Board subsequently amended the Plan on July 26, 2006, to reduce the number of shares subject to the options granted to directors for service on the board or a committee under the formula by 25%, except for the size of each option grant awarded for a director’s service as a board-designated Committee chair. The exercise price for each option granted to a non-employee director is the fair market value of Intuit’s stock on the grant date. Pursuant to the terms of the Plan’s non-discretionary formula, each initial option grant is granted on the date a non-employee board member first becomes a member of the Board, each succeeding annual grant is granted on the anniversary of such date and each option grant awarded for committee service is granted on the date the non-employee board member is appointed to a committee or the anniversary thereof. The automatic option grant amounts are as set forth in the following table:

Shares Subject
Non-Employee Board Position	to Option (#)

New Board Member (on date of joining Board)	67,500
Continuing Board Member (annual grant)	22,500
Board-designated Chair of Audit Committee, Compensation and Organizational Development Committee or Nominating and Governance Committee (annual grant)	10,000
Other Committee Members (annual grant)	7,500

Initial non-employee director grants vest over four years, with 25% of the option shares vesting on the first anniversary of the grant date and the remaining 75% of the shares vesting pro rata over the next 36 months. Succeeding annual non-employee director grants vest over two years, with 50% of the option shares vesting on the first anniversary of the grant date and the remaining 50% vesting pro rata over the next 12 months. Committee grants vest pro rata over 12 months and are fully vested on the first anniversary of the grant date. The grants vest only while the recipient remains in service.

Director Stock Ownership Requirement

Each director is required to hold at least 10,000 shares of Intuit common stock by the later of July 2011 or five years from the date the director joined the Board. The shares must then be held throughout the director’s tenure on the Board. If any director does not meet the stock ownership requirement within the designated time frame, 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved.

STOCKHOLDER MATTERS

Stockholder Communications with the Board

The Nominating and Governance Committee is responsible for receiving stockholder communications on behalf of the Board. Any stockholder may send communications by mail to the Board or individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at www.intuit.com/about_intuit/investors/corporate_gov. The Board has instructed the Corporate Secretary to review this correspondence and determine, in his or her discretion, whether matters submitted are appropriate for Board consideration. The Corporate Secretary may also forward certain communications elsewhere in the company for review and possible response. In particular, communications such as product or commercial inquiries or complaints, job inquiries, surveys and business solicitations or advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board.

Stockholder Recommendations of Director Candidates

As discussed above, our Nominating and Governance Committee will consider director candidates recommended by a stockholder. A stockholder seeking to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at www.intuit.com/about_intuit/investors/corporate_gov. You may also find a copy of a document entitled “Process of Identifying and Evaluating Nominees for Director” on that web page.

Stockholder Proposals and Nominations for the 2008 Annual Meeting of Stockholders

Any stockholder who intends to present a proposal for inclusion in Intuit’s 2008 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by July 5, 2008. Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2008 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between August 31, 2008 and September 30, 2008. In addition, our stockholders must comply with the procedural requirements in our bylaws, which stockholders can obtain from us upon request. Our bylaws are also on file with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Table

The following table shows shares of Intuit’s common stock that we believe are owned as of September 30, 2007 by:

•	Each Named Executive Officer (defined on page 27),

•	Each director,

•	All current directors and executive officers as a group, and

•	Each stockholder owning more than 5% of our common stock.

Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Unless indicated in the notes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.

We calculated the “Percent of Class” based on 338,123,389 shares of common stock outstanding on September 30, 2007. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of September 30, 2007 and (2) shares issuable upon settlement of restricted stock units that are vested, or will become vested within 60 days of September 30, 2007. Those shares are deemed to be outstanding and beneficially owned by the person holding such option for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Amount and
	Nature of Beneficial	Percent of
Name of Beneficial Owner	Ownership	Class

Directors and Named Executive Officers:
Scott D. Cook(1)	25,118,244	7.4%
Stephen M. Bennett(2)	5,026,753	1.5%
Kiran M. Patel(3)	644,004	*
Robert B. Henske(4)	678,611	*
Alexander M. Lintner(5)	65,380	*
Brad D. Smith(6)	532,636	*
Jeffrey E. Stiefler(7)	1,392	*
Christopher W. Brody(8)	873,750	*
William V. Campbell(9)	870,588	*
L. John Doerr(10)	872,187	*
Diane B. Greene(11)	30,468	*
Michael R. Hallman(12)	630,006	*
Edward A. Kangas(13)	2,500	*
Suzanne Nora Johnson(14)	2,500	*
Dennis D. Powell(15)	178,125	*
Stratton D. Sclavos(16)	285,937	*
All current directors and executive officers as a group (20 people)(17)	36,074,131	10.4%
Other 5% Stockholders:
Barclays Global Investors, NA(18)	28,479,499	8.4%
PRIMECAP Management Company(19)	21,923,414	6.5%

*	Indicates ownership of 1% or less.

(1)	Includes 24,917,244 shares held by trusts, of which Mr. Cook is a trustee, and 201,000 shares issuable upon exercise of options.

(2)	Includes 4,300,000 shares issuable upon exercise of options held by Mr. Bennett, 680,000 vested restricted stock units for which shares have not been issued and 45,000 unvested restricted shares that are subject to a lapsing right of repurchase.

(3)	Includes 638,004 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Patel.

(4)	Includes 678,411 shares issuable upon exercise of options held by Mr. Henske.

(5)	Includes 57,995 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Lintner.

(6)	Includes 527,179 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith.

(7)	Represents shares issuable upon settlement of vested restricted stock units held by Mr. Stiefler.

(8)	Includes 438,750 shares issuable upon exercise of options held by Mr. Brody. Vantage Partners Inc., of which Mr. Brody is chairman and a stockholder, holds 300,000 shares.

(9)	Includes 720,000 shares issuable upon exercise of options held by Mr. Campbell.

(10)	Includes 373,125 shares issuable upon exercise of options held by Mr. Doerr. A trust of which Mr. Doerr is a co-trustee holds the remaining 499,062 shares.

(11)	Represents shares issuable upon exercise of options held by Ms. Greene.

(12)	Includes 438,750 shares issuable upon exercise of options held by Mr. Hallman. A family partnership of which Mr. Hallman is a partner holds 175,200 shares.

(13)	Represents shares issuable upon exercise of options held by Mr. Kangas.

(14)	Represents shares issuable upon exercise of options held by Ms. Nora Johnson.

(15)	Represents shares issuable upon exercise of options held by Mr. Powell.

(16)	Includes 279,937 shares issuable upon exercise of options held by Mr. Sclavos. A trust of which Mr. Sclavos is a co-trustee holds the remaining 6,000 shares.

(17)	Includes 9,797,861 shares issuable upon exercise of options and upon settlement of vested restricted stock units, and 45,000 unvested restricted shares subject to a lapsing right of repurchase. Represents shares and options held by the individuals described in Notes 1 — 3 and Notes 5 — 16, plus an additional 11,525 outstanding shares and 928,136 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(18)	Ownership information for Barclays Global Investors, NA, et. al. (“Barclays”) is based on a Schedule 13G filed with the SEC by Barclays and certain related entities, reporting ownership as of December 31, 2006. Barclays reported sole voting power as to 18,535,984 shares and sole dispositive power as to 21,888,175 shares. The address of Barclays is 45 Fremont Street, San Francisco, California 94105.

(19)	Ownership information for PRIMECAP Management Company (“PRIMECAP”) is based on a Schedule 13G filed with the SEC by PRIMECAP, reporting ownership as of December 31, 2006. PRIMECAP reported sole voting power as to 4,472,314 shares and sole dispositive power as to 21,923,414 shares. The address of PRIMECAP is 225 South Lake Ave. #400, Pasadena, California 91101.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires Intuit’s directors, executive officers, and greater-than-10% stockholders to file forms with the SEC to report their ownership of Intuit shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Intuit. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during fiscal 2007.

COMPENSATION AND ORGANIZATIONAL DEVELOPMENT COMMITTEE REPORT

Set out below is the Compensation Discussion and Analysis, which is a discussion of Intuit’s executive compensation programs and polices written from the perspective of how we and management view and use such policies and programs. We strive to ensure that Intuit’s compensation programs are fiscally responsible, market responsive and performance based. Guided by these principles we continuously review and monitor senior management’s compensation, as well as their development, to produce the greatest value for Intuit’s three stakeholders — employees, customers and stockholders. To this end, the Compensation Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2007, including annual base salary, target incentive bonus and equity compensation.

Given our role in providing guidance on program design, administering those programs and policies, and in making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the Compensation Discussion and Analysis and reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Michael R. Hallman (Chair)
Christopher W. Brody
Edward A. Kangas

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation and Organizational Development Committee (the “Compensation Committee”) administers Intuit’s executive compensation program. To that end, the Compensation Committee oversees Intuit’s compensation plans and policies, reviews and approves compensation decisions for officers and administers Intuit’s stock compensation plans.

The Compensation Committee focuses primarily on rewarding four areas of performance: revenue growth, operating income growth, creating a great place to work and developing talent to ensure the continued growth of Intuit. To accomplish this, the Compensation Committee believes that performance-based compensation is a key success factor because it emphasizes improvements in these measures. Our position has been to provide the compensation necessary to acquire and retain talented executives with proven experience in accomplishing these objectives and incentive bonus opportunities that are tied to the successful accomplishment of our operating goals. We manage long-term compensation tightly to ensure an appropriate dilution level and to provide competitive rewards that are commensurate with results delivered. Toward that end, we grant equity awards in the form of restricted stock units and stock options. The majority of the restricted stock units granted to our senior executives vest only upon achievement of our designated goals. The stock options granted only provide value to the extent Intuit’s stock price increases following the date of grant.

As described further below, the Compensation Committee considered Intuit’s fiscal 2007 financial performance in making compensation decisions for our senior executives.

In summary, our fiscal 2007 financial results were excellent, including:

•	Net revenue growth of 17% over fiscal 2006

•	Non-GAAP* operating income increased 17% over fiscal 2006

•	Non-GAAP* diluted earnings per share increased 18% over fiscal 2006

      * For a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, see Appendix A to this Proxy Statement.

Those senior executives listed in the Summary Compensation Table in this proxy statement whose compensation is discussed in this CD&A are referred to as the “Named Executive Officers.” For fiscal 2007, our Named Executive Officers are:

•	Stephen M. Bennett, President and Chief Executive Officer

•	Kiran M. Patel, Senior Vice President, Consumer Tax Group and Chief Financial Officer

•	Brad D. Smith, Senior Vice President, Small Business Division

•	Alexander M. Lintner, Senior Vice President, Strategy & Corporate Development

•	Jeffrey E. Stiefler, Chairman of Advisory Board, Financial Institutions Division

•	Robert B. Henske, Former Senior Vice President, Consumer Tax Group

General Compensation Philosophy and Objectives

Intuit’s compensation programs are designed to attract, motivate and retain talented executives responsible for Intuit’s success and are developed within a framework that rewards both individual and company performance. Intuit implements a pay-for-performance and performance management approach to executive compensation by tying a large portion of each executive officer’s compensation to performance-based annual incentive bonuses and performance-based long-term equity awards. In applying this approach, we seek to balance the interests of our three key stakeholders — employees, customers and stockholders by:

•	Rewarding leaders for their individual impact on Intuit’s progress against one-year operational and longer-term strategic plans;

•	Reinforcing strategic and business plans to position Intuit for growth; and

•	Enhancing stockholder value over time.

Based on the Compensation Committee’s evaluation of each of the above criteria, compensation varies between Named Executive Officers in any given year and as to each Named Executive Officer on a year-over-year basis, based on the individual’s performance. The Compensation Committee conducts its annual review process near the end of Intuit’s fiscal year and determines each employee’s base salary for the coming year, incentive bonus amount for the prior year and the grant of any equity awards based on objective criteria, including Intuit’s revenue and operating income growth, and subjective criteria, including leadership and individual performance.

Elements of Compensation

Each major compensation component is structured to provide significant differentiation based on individual performance and to incentivize both short and long-term performance. Intuit’s primary compensation components are:

•	Base salary,

•	Annual cash incentive awards; and

•	Long term incentives in the form of stock options and restricted stock units (“RSUs”).

The Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward Named Executive Officers in the near term for achieving superior performance and equity incentives motivate Named Executive Officers to achieve superior performance in the longer term. In determining the amount of the incentives awarded, the committee considers the Named Executive Officer’s total compensation for both the short and long-term to assess the retentive value of the compensation package. The percentage of a Named Executive Officer’s compensation opportunity that is performance-based is determined primarily on his role at Intuit. Named Executive Officers with direct ability to influence overall company performance, such as Messrs. Bennett, Patel, Smith, Stiefler and, formerly, Mr. Henske, have a greater portion of their pay at risk through short and long-term incentive programs than most other Intuit employees.

Competitive Data

In fiscal 2007, as in prior years, the Compensation Committee engaged Watson Wyatt to provide a comprehensive market study of compensation paid to Mr. Bennett and Intuit’s senior leadership team. The data for this study came from two sources: (1) pertinent data from annual reports and proxy statements from the peer group companies; and (2) the surveys described below. The peer group and survey companies reviewed and approved by the Compensation Committee are primarily technology companies, some of which compete with Intuit for business or for executive personnel. The Compensation Committee’s intent was to choose peer group members or surveys featuring companies that have one or more attributes significantly similar to Intuit, including size, location, general industry or products. None of the Named Executive Officers participated in the selection of the comparable companies. Watson Wyatt and representatives of Intuit’s Human Resources/Compensation and Legal departments then reviewed this data with the Compensation Committee. The following companies make up the peer group for which Watson Wyatt provided data:

Adobe	DST Systems	Network Appliance
ADP	Ebay	Paychex
BEA Systems	Electronic Arts	Sun Microsystems
BMC Software	First Data Corp	Symantec
Cadence	Fiserv	Synopsys
Checkfree	H&R Block	Verisign
Cisco Systems	McAfee	Yahoo

Data from the following surveys were also used by Watson Wyatt to provide additional compensation information to the Compensation Committee:

•	Radford/Aon Total Compensation Survey: Software companies with revenue between $1 billion and $3 billion

•	Watson Wyatt Data Services Top Management Compensation Survey: High Technology and All Organizations regressed to Intuit’s revenue size

•	Mercer Top Management Compensation Survey: Regressed to Intuit’s revenue size

The data from the peer group companies was averaged with the survey data above to create the benchmarks reviewed by the Compensation Committee (“Watson Wyatt’s Fiscal 2007 Study”). This benchmarking data covered Intuit’s financial performance for the short and long term as compared to the companies in the peer group above.

The Compensation Committee used this competitive data as one of several factors in its decisions regarding compensation. Generally the data is used as a reference point in making decisions as to whether the contributions of each executive are properly reflected in his compensation. The Compensation Committee also gives great weight to business performance, including Intuit’s revenue and operating income growth, and individual performance as described below.

The Compensation Committee reviewed Intuit’s executive compensation programs and practices, and analyzed, for each Intuit Named Executive Officer, all existing elements of compensation (including base pay, cash bonus awards and long-term compensation in the form of equity awards) during the fourth quarter of fiscal 2007. The Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies in an effort to set each element of compensation at a level such that the aggregate total compensation for each Named Executive Officer is at or above the top quartile of peers surveyed, due to Intuit’s performance and desire to retain and motivate our most talented and experienced executives.

Specific Elements of Compensation:
Base Pay

Intuit provides base salaries to all of its employees, including the Named Executive Officers to provide them, throughout the year, with the security of a fixed cash amount for services rendered. Watson Wyatt’s Fiscal 2007 Study (which was based on fiscal 2006 data) showed that Intuit’s base pay and cash incentive compensation opportunities for our Named Executive Officers, including its Chief Executive Officer, were competitive with the market, with Intuit’s total compensation opportunities in the top quartile of the peer companies for analogous positions at peer companies. The Compensation Committee considered that fact when reviewing base salaries for fiscal 2008.

At the close of fiscal 2007, the Compensation Committee determined that the base salaries of our Named Executive Officers were appropriately competitive based on the competitive data and therefore the Compensation Committee did not increase base salaries for this group, except for Mr. Lintner. Mr. Lintner’s salary was increased by 3.7% to $560,000 for fiscal 2008 to reward his outstanding performance during fiscal 2007, including his implementation of strategic initiatives which remain ongoing at Intuit and his leadership of Intuit’s Strategy and Corporate Development Group. Among other accomplishments, this group led the acquisition of Digital Insight Corporation and led extensive customer segmentation work for our Small Business Division.

Based on the importance of Mr. Stiefler to the continued success of Digital Insight post-acquisition as a subsidiary of Intuit, Mr. Stiefler’s base salary was set at $600,000 by the special compensation committee discussed above on page 9. In setting Mr. Stiefler’s salary, the special committee considered Mr. Stiefler’s public company leadership experience, his importance to ensuring the successful integration of Digital Insight with Intuit and the salary levels of the leaders of Intuit’s other significant business units. At the close of the 2007 fiscal year, Mr. Stiefler was not given an increase in his base compensation because of his recent hiring.

Cash Incentive Bonus Awards

In keeping with its pay-for-performance culture, Intuit strives to base a substantial portion of each employee’s total compensation on annual performance. Most of Intuit’s employees have an annual bonus target that is a stated percentage of their base pay, which is based generally on the employee’s level and position within Intuit. Mr. Bennett has a bonus target of 160% of base salary; Messrs. Henske, Patel, Smith and Stiefler each have a bonus target of 75% of base salary; and Mr. Lintner has a bonus target of 60% of base salary. The bonus targets of Messrs. Henske, Patel and Smith were all set based on the scope and significance of their roles as leaders of Intuit’s largest business units or, in Mr. Patel’s case, as the CFO. In fiscal 2007, these leadership roles were the most significant at Intuit after the role of the CEO. These bonus targets remained unchanged from fiscal 2006 and reflect Intuit’s long-standing practice of setting bonus targets based on executive’s level and position. Mr. Stiefler’s target was set by the special compensation committee, as noted above, at 75% based on both the significance of his role and the negotiation of his employment offer as part of the Digital Insight acquisition. Mr. Lintner’s target was set at 60% due to his role as a Senior Vice President who does not lead a major business unit. The Named Executive Officer target amounts are used as a guideline for the determination of bonus awards and are at or near market median, but actual bonus payments vary significantly from these targets, depending on company and individual performance.

Annual bonuses are paid out under one of Intuit’s two performance bonus plans: (1) the Senior Executive Incentive Plan (“SEIP”) or (2) the Intuit Performance Incentive Plan (“IPI”). Messrs. Bennett, Patel, Henske, Lintner and Smith participated in the SEIP. Mr. Stiefler participated in the IPI. Whether a bonus is paid under the SEIP or IPI, the Compensation Committee believes that it is important to exercise judgment and discretion, within the boundaries of the plan guidelines, in determining bonus payments. For this reason, annual bonuses are not paid out according to a pre-determined mathematical formula, but rather with careful analysis and balancing of many factors, including the competitive environment, individual performance, overall corporate performance, prior year compensation and the other factors discussed below. No one factor was assigned specific weighting.

The SEIP is a bonus plan administered by the Compensation Committee for a select group of senior executives. As described more fully in Proposal 4 on page 50, the SEIP is a stockholder-approved plan designed to comply with the exception under Section 162(m) of the Internal Revenue Code to the non-deductibility of compensation over $1,000,000 per year for specified individuals. Each year, the Compensation Committee sets a performance target which must be achieved in order for participants in the SEIP to receive a cash bonus award. During the first quarter of fiscal 2007, the Compensation Committee established a revenue target for the SEIP of $2.342 billion, which had to be achieved in order for participants to qualify for a bonus under the SEIP. At the close of the fiscal year, Intuit had exceeded the revenue target. Based on the achievement of this performance hurdle, the Compensation Committee exercised its discretion to determine the amount of bonus to be paid to participants, up to a maximum of $5,000,000 per executive. Though no other performance was required for SEIP participants to receive a bonus under this plan in fiscal 2007, the Compensation Committee considered other factors when determining the actual incentive bonuses awarded. The factors evaluated by the Compensation Committee in establishing specific SEIP bonus amounts with respect to each participant who is a Named Executive Officer are described in more detail below.

The IPI is a broad-based discretionary cash bonus plan which, by its terms, is approved and funded on an annual basis by the Compensation Committee based on Intuit’s performance. The plan has a maximum funding limit based on the Company’s operating income performance. Historically, IPI bonuses have been awarded based generally upon Intuit’s funding of the IPI plan and target bonus amounts, but there is no specific performance hurdle which must be achieved in order for individual bonus payments to be made. Individual payout amounts depend on multiple performance criteria, including, but not limited to, evaluations of personal job performance, Intuit’s desire to retain specific employees and Intuit’s performance measured against our annual business and financial plans. As needed to reward and retain key employees, an individual’s actual bonus payments made under the IPI may exceed individual target bonus amounts. The factors evaluated by the Compensation Committee in establishing Mr. Stiefler’s IPI bonus amount are described in more detail below.

CEO Cash Incentive Bonus Award

Mr. Bennett has served as President and CEO since January 2000. As described above, the Compensation Committee engaged Watson Wyatt to provide a market analysis of Mr. Bennett’s compensation and to assist the Compensation Committee in its review and assessment of Mr. Bennett’s performance and compensation for the fiscal 2007 annual review cycle.

In determining the amount of Mr. Bennett’s annual cash incentive bonus award for fiscal 2007 under the SEIP, the Compensation Committee considered many factors, including achievement of fiscal year 2007 financial measures by Intuit and its major business units as well as achievement of long-term strategic and financial goals by Intuit and its major business units.

Intuit’s performance against key financial measures for fiscal 2007 is illustrated below:

Annual Financial Measures for Fiscal 2007	Performance

Total Revenue	$2.67 billion
Annual Growth Rate	17% (12% after excluding effects of M&A activities)
Operating Income (Non-GAAP)*	$764.8 million
Annual Growth Rate	17%
Diluted Earnings Per Share (Non-GAAP)*	$1.43
Annual Growth Rate	18%

Intuit’s performance against key financial measures for the past five years is illustrated below:

Five-Year Financial Measures
(Fiscal 2003 — Fiscal 2007)	Performance

Revenue Growth	15% Compounded Annual Growth Rate
Operating Income Growth (Non-GAAP)*	23% Compounded Annual Growth Rate
Diluted Earnings Per Share Growth (Non-GAAP)*	25% Compounded Annual Growth Rate

*  For a quantitative reconciliation of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, see Appendix A to this Proxy Statement.

The Committee determined that Intuit’s performance in these areas was outstanding and used this as a factor in determining Mr. Bennett’s annual bonus amount. In addition to the short-term and long-term financial measures above, the Compensation Committee also assessed Mr. Bennett on:

•	Building and retaining a strong leadership team;

•	Employee engagement, as measured through employee feedback and third-party assessment;

•	Customer satisfaction, as measured through the Net Promoter methodology; and

•	Long-term strategic and operational plans for Intuit and for each of the major business units.

This is how Mr. Bennett performed against these goals:

•	Mr. Bennett cultivated outstanding leadership talent by retaining and developing key leaders at Intuit, including the mentoring of a future successor, Mr. Smith, and by hiring new key leaders, including our new Chief Technology Officer and Chief Information Officer;

•	Intuit maintained best-in-class employee engagement scores, based on Intuit-wide surveys;

•	Intuit’s ranking increased on Fortune magazine’s “Best Places to Work” survey;

•	Intuit’s Net Promoter scores for key products remained competitive;

•	Mr. Bennett, with his team, developed and executed on long-term strategic plans that position Intuit for growth; and

•	Mr. Bennett, with his team, led the development and execution of long-term operating plans for each major business unit.

The Compensation Committee considered Mr. Bennett’s performance on all the short-term and long-term financial and individual criteria above and applied its judgment in determining Mr. Bennett’s specific incentive bonus amount. Based on an in-depth review of these factors, the Compensation Committee, after consultation with the Board of Directors without Mr. Bennett present, awarded Mr. Bennett a $3,250,000 incentive bonus for fiscal 2007. The Compensation Committee determined that this bonus award was consistent with Mr. Bennett’s outstanding performance based on short-term and long-term financial and individual criteria established by the Compensation Committee earlier in the fiscal year, as described above. This amount also reflected a year-over-year increase from Mr. Bennett’s fiscal 2006 bonus, which the Compensation Committee felt was merited in light of Intuit’s continued growth. Mr. Bennett’s bonus exceeds that of the other Named Executive Officers because of his responsibility as the leader of Intuit as a whole.

Named Executive Officer Cash Incentive Bonus Awards

In addition to Intuit’s short-term and long-term financial performance noted in the discussion above regarding Mr. Bennett’s bonus, the Compensation Committee considered a number of other factors in determining the amount of bonus to be paid each other Named Executive Officer. Considerations included the following: (1) the executive pay recommendations made by the Chief Executive Officer with respect to each of the Named Executive Officers; (2) the talent and organizational assessment of these individuals provided by other members of management, including our Senior Vice President of Human Resources; and (3) the scope of the executive’s responsibilities, performance, and anticipated impact or contribution to Intuit’s success and growth.

Based on these criteria, the Compensation Committee determined that Mr. Smith delivered a year of successful financial results for the Small Business Division, while leading efforts to improve the division’s long term potential, as demonstrated by improved new user growth in both Intuit’s QuickBooks and Payroll businesses and the improved focus resulting from the sale of a subset of our payroll customers to ADP. In addition, he played a major leadership role within Intuit, including executive sponsorship of the Digital Insight acquisition. Based upon these successes, the Compensation Committee awarded Mr. Smith an incentive bonus of $765,000.

The Compensation Committee determined that Mr. Patel played a major leadership role throughout the year as our Chief Financial Officer, and then, in order to continue to help Intuit grow, Mr. Patel took on the leadership of the

Consumer Tax Group in June 2007, while continuing as acting CFO. Based this assessment, the Compensation Committee awarded Mr. Patel an incentive bonus of $683,000.

As noted above in the discussion of Mr. Lintner’s base salary increase, the Compensation Committee determined that Mr. Lintner’s strategic business guidance and business development expertise were key to Intuit’s achievement of its long-term objectives. The Compensation Committee reviewed Mr. Lintner’s performance, as described above and determined that he would receive an incentive bonus of $460,000.

As noted above, Mr. Stiefler’s bonus was paid under the IPI plan, and, according to the terms of this plan, his actual bonus payment was pro-rated based on his having joined Intuit in February 2007, midway through our fiscal year. Mr. Stiefler was determined by the Compensation Committee to have performed well during his six months with Intuit based on his leadership in integrating Digital Insight with Intuit’s Financial Institutions Division. Based on this performance, Mr. Stiefler’s incentive bonus was $259,000.

Mr. Henkse’s employment terminated effective August 10, 2007. Due to his prior role as the Senior Vice President of our Consumer Tax Group, he was eligible to receive a bonus as part of his Transition Terms Agreement with Intuit described under “Potential Payments Upon Termination of Employment or Change in Control” on page 35 below. Based on the strong year and sales growth of the Consumer Tax Group, under Mr. Henske’s leadership, the Compensation Committee awarded him an incentive bonus of $720,000.

Long-Term Equity Incentives

Stock options and RSUs are a critical component of Intuit’s efforts to attract and retain executive officers and other employees. Generally, Intuit limits its option and RSU grants to new-hires, executive promotions and annual performance awards. Intuit grants stock options to provide a long-term incentive for executives to remain with Intuit. Stock options provide value only if Intuit’s stock price increases (which benefits all stockholders), and only if the executive remains with Intuit until his or her options vest. Intuit’s standard practice is to grant options that vest over a three-year period, with the first third of the options vesting on the one-year anniversary of the grant date and the remaining options vesting evenly over the following two years. RSUs also provide a long-term incentive for executives to remain with Intuit, but because they do not have an exercise price, RSUs provide value to recipients regardless of Intuit’s stock price. Because of the different structure of RSUs, Intuit awarded less than 25% of its total equity grants as RSUs in fiscal 2007. For all Senior Vice Presidents, including all of the Named Executive Officers other than the CEO, since fiscal 2006, Intuit has granted RSUs that vest after three years of service, but only if an initial performance hurdle is satisfied by the end of the fiscal year of the date of grant (the “Performance-Based RSUs”).

At the end of fiscal 2007, the Compensation Committee determined the amount of stock options and Performance-Based RSUs to be awarded to each Named Executive Officer, based on the performance of Intuit and the individual and the share reserve available. At that same time, the Compensation Committee also determined whether the performance hurdles were achieved for the Performance-Based RSUs awarded in 2006. The stock options awarded were granted at the end of fiscal 2007. The RSUs awarded were granted at the beginning of fiscal 2008, and their vesting is contingent on the achievement of performance hurdles for fiscal 2008.

The hurdles for the Performance-Based RSUs awarded in fiscal 2006 and granted in fiscal 2007 required that Intuit’s revenue grow by 10% from fiscal 2006 to fiscal 2007 and that Intuit’s non-GAAP operating income grow by 12% from fiscal 2006 to fiscal 2007. For fiscal 2007, Intuit exceeded both the Performance-Based RSU revenue growth target and non-GAAP operating income growth target. Based on Intuit’s results for fiscal 2007, the Compensation Committee certified the achievement of both hurdles, and therefore certain of the Named Executive Officers will vest in their Performance-Based RSUs awarded in fiscal 2006 on August 1, 2009, provided they continue to provide service to Intuit through that date.

Based on fiscal 2007 performance, the Compensation Committee awarded Messrs. Lintner, Patel and Smith options to purchase 50,000, 75,000 and 100,000 shares, respectively. The material terms of these options are described beginning on page 29 under “Grants of Plan-Based Awards in Fiscal Year 2007.” Also based on fiscal 2007 performance, the Compensation Committee awarded Messrs. Lintner, Patel and Smith 17,000, 25,000 and 34,000 Performance-Based RSUs, respectively. As described above, these RSUs were granted in fiscal 2008. The size of the equity awards for Messrs. Patel and Smith were set based on their roles as leaders of Intuit’s major business units, in proportion to their cash compensation and taking into account their fiscal 2006 equity awards. The size of Mr. Lintner’s equity awards were determined based on his role as a Senior Vice President who does not lead a major business unit and in proportion to his relatively lower cash compensation.

As part of Mr. Stiefler’s employment agreement, he was awarded a 100,000 share option grant and 100,000 RSUs in March 2007. In order to incentivize Mr. Stiefler to remain engaged in the integration process in the initial period following the acquisition of Digital Insight Corporation, these options vest over twenty-four months. In an effort to encourage Mr. Stiefler to remain highly motivated to continue the success of Digital Insight Corporation once it became a part of Intuit, Mr. Stiefler’s RSUs vest only upon the achievement of certain revenue and operating income targets set forth for the Intuit Financial Institutions Division. If these targets are achieved by the thirty month anniversary of Intuit’s Acquisition of Digital Insight Corporation, Mr. Stiefler will become 100% vested in these RSUs. Because Mr. Stiefler received these two awards in March 2007, the Compensation Committee did not grant him any additional equity awards during the annual performance review cycle.

CEO Long-Term Incentive Awards

Throughout his tenure at Intuit, the Compensation Committee has tried to create a total compensation package for Mr. Bennett that is specifically tailored to provide him with both short and long-term incentives. Mr. Bennett’s equity awards are his primary long-term incentive and the terms of these awards differ from those of the other Named Executive Officers, because of the Compensation Committee’s desire to tie a larger portion of the CEO’s compensation more closely to Intuit’s performance.

In fiscal 2005, Mr. Bennett was granted a 100,000-share RSU with performance-based vesting criteria based on growth of Intuit’s net revenue and non-GAAP operating income for fiscal 2006. These criteria were satisfied in fiscal 2006 and Mr. Bennett was scheduled to vest in the 100,000 shares on July 29, 2008. Because Mr. Bennett entered into a Transition Agreement on August 21, 2007, as described more fully under the “Potential Payments Upon Termination of Employment or Change in Control” on page 35 below, 80,555 of the 100,000 shares will vest upon Mr. Bennett’s ceasing to be CEO on January 1, 2008. Mr. Bennett will vest in the remaining 19,445 shares on July 31, 2008, provided he continues to provide service to Intuit through that date.

In fiscal 2007, Mr. Bennett was granted 100,000 RSUs with performance-based vesting criteria based on growth of Intuit’s net revenue and non-GAAP operating income for fiscal 2007 and fiscal 2008. Mr. Bennett vested in 50% of the shares on July 31, 2007 because the performance hurdles for those RSUs were reached, as discussed above. Because Mr. Bennett entered into a Transition Agreement on August 21, 2007, as described more fully under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35 below, 20,833 of the remaining 50,000 RSUs will vest upon Mr. Bennett’s ceasing to be CEO on January 1, 2008. Mr. Bennett will vest in the remaining 29,167 shares on July 31, 2008 if certain financial performance criteria for fiscal 2008 are reached (including increased net revenue and increased non-GAAP operating income), provided Mr. Bennett continues to provide service to Intuit through that date.

Pursuant to the terms of the Transition Agreement Intuit entered into with Mr. Bennett on August 21, 2007, as described more fully beginning on page 35, Mr. Bennett was granted an additional 50,000 stock options and 50,000 RSUs on August 24, 2007 once the CEO transition plan was put into place. These awards were granted to Mr. Bennett by the Compensation Committee in order to retain and motivate Mr. Bennett for the transition year and ensure his engagement in succession planning and seamless execution of Intuit’s fiscal 2008 strategy, as Mr. Smith assumes the CEO role on January 1, 2008.

Intuit’s Management Stock Purchase Program

On January 1, 2007, as a method of encouraging ownership of Intuit’s stock by executives, Intuit launched a Management Stock Purchase Program (“MSPP”) which replaced Intuit’s prior matching award program. Under the MSPP, employees with a title of director or above (including the Named Executive Officers) have the opportunity to elect to defer up to 15% of their annual incentive bonus. This deferral is converted into RSUs, based on the fair market value of Intuit’s stock on the date such bonus is awarded. Intuit will grant the executive an additional RSU for every RSU purchased through such deferral, up to set maximums. These matching RSUs will vest as to 100% of the shares subject to the award three years after the grant date, or on the recipient’s death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan, in accordance with the terms and conditions set forth therein.

Employee Benefits

Each of our employees with a title of director or above (including the Named Executive Officers) is eligible to participate in a number of programs which make up Intuit’s total compensation package, including health and welfare benefits, executive relocation benefits, our 401(k) Plan with a company-sponsored match component, our Employee Stock Purchase Plan, our Non-Qualified Deferred Compensation Plan and our MSPP. The Non-Qualified Deferred Compensation Plan and the MSPP provide an opportunity for deferral of compensation, in compliance with Section 409A of the Internal Revenue Code. As described in more detail above, the MSPP also encourages eligible employees to own Intuit stock. When determining executive compensation, the Compensation Committee considers all the components noted above and may use any and all of these programs to provide the appropriate level of total compensation to executives. Intuit’s only material perquisites for Named Executive Officers in fiscal 2007 relate to relocation benefits.

Role of Executive Officers, the Board and Consultants in Compensation Determinations

The Compensation Committee was supported by Intuit’s Human Resources Department. In order to provide comprehensive support to the Compensation Committee, a representative of the Human Resources Department, usually the Senior Vice President of Human Resources or the Vice President in charge of compensation attended all regular meetings of the Compensation Committee. In addition, a representative of Intuit’s Legal and Compliance Organization also attended all regular meetings of the Compensation Committee, in order to provide guidance regarding the legal implications for Intuit of certain compensation decisions. Mr. Campbell, the Chairman of the Board and an Intuit employee, also regularly participated in Compensation Committee meetings, providing management input on organizational development and succession planning. Both Mr. Bennett, our CEO, and Mr. Patel, our CFO, have provided the Compensation Committee with guidance and perspective from time to time. The CFO provided analysis regarding Intuit’s achievement of financial performance hurdles and aided the Compensation Committee in determining appropriate revenue and operating income targets for the fiscal year for the SEIP and the Performance-Based RSUs. Mr. Bennett provided recommendations to the Compensation Committee regarding the cash and equity compensation of his executive staff and met informally with members of the Compensation Committee and the chairman to discuss succession planning and organizational development. In addition, Mr. Bennett provided a written self-review to the Compensation Committee in order to aid their evaluation of his performance for the 2007 fiscal year.

The Compensation Committee determines the compensation for Mr. Bennett after conferring with the Board, without Mr. Bennett present. In determining compensation for the Named Executive Officers other than the CEO, the Compensation Committee considered Mr. Bennett’s recommendations. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for the Named Executive Officers including the CEO.

In making compensation decisions, the Compensation Committee also has the authority to engage the services of outside advisers, experts and others to assist the Compensation Committee, and, as noted above, has engaged Watson Wyatt. For this purpose Watson Wyatt attended some of the meetings of the Compensation Committee, responding to committee members’ inquiries and refining their analysis based on these questions, but its day-to-day contact was Intuit’s VP, Compensation.

The Compensation Committee also periodically reviews Intuit’s key management from the perspectives of leadership development, organizational development and succession planning through Intuit’s High Performance Organization Review. As part of this process, the Compensation Committee also meets with key senior executives. The systemic assessment of Intuit’s organization and talent planning, helped the Compensation Committee to evaluate Intuit’s effort at hiring, developing and retaining executives, with the goal of creating and growing Intuit’s “bench strength” at the most senior executive levels. This review resulted in the identification and appointment of Mr. Smith as Mr. Bennett’s successor and certain other executive appointments throughout fiscal 2007.

Accounting and Tax Implications of Our Compensation Policies

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to Intuit as well as the tax consequences to our employees. We account for equity compensation paid to our employees under SFAS 123(R), which requires us to estimate and record and expense over the service period of the award. The SFAS 123(R) cost of outstanding equity awards is considered by management as part of our equity grant recommendations to the Compensation Committee. Beginning in fiscal 2006, we generally reduced our use of stock options and increased our use of restricted stock awards in order to reduce our SFAS 123(R) expense.

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1,000,000 per year to those executives whose compensation is detailed in the Summary Compensation Table (see page 27) is not tax deductible to Intuit unless certain requirements are met. The $1,000,000 limit does not apply to compensation that is considered “performance based” under applicable tax rules. Although not required by law to do so, Intuit has taken steps so that most executive compensation is deductible, including the use of performance-based equity incentives and the stockholder approved Senior Executive Incentive Plan. Our Performance-Based RSUs are intended to qualify as “performance-based,” so that compensation attributable to those awards is fully tax deductible. Although we currently provide compensation to executives in forms that do not meet the requirements for “performance-based” compensation, such as base salary, annual incentive pay and restricted stock, Mr, Bennett is our only executive with non-performance based compensation in excess of the Section 162(m) tax deduction limit. Certain income received by the CEO in fiscal 2006 when he vested in part of two restricted stock grants that he received when he was hired in January 2000 were not deductible by Intuit under Section 162(m).

Intuit does not expect that the deductibility of compensation to officers other than the CEO will be affected by the limitations of Section 162(m) in fiscal 2007. Intuit expects that the only significant amount of non-deductible compensation paid to the CEO in fiscal 2007 will be the $100,000 of his base salary in excess of $1,000,000. However, since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that Intuit may enter into compensation arrangements under which payments are not deductible under Section 162(m).

We also consider the tax impact to employees in designing our pay programs, particularly our equity pay programs. For example, while employees generally control the timing of taxation with respect to stock options, the timing of taxation of restricted stock is generally not within the employee’s control. As a result, as part of our restricted stock grant program, we provide a “net issue” opportunity to employees to assist them with the tax withholding requirements that apply to restricted stock.

Stock Ownership

Intuit has a mandatory share ownership program that applies to senior vice presidents, the CEO and members of the Board. This program requires senior vice presidents to hold a minimum of 10,000 to 15,000 shares each, depending on their base salary levels, requires the CEO to hold a minimum of 100,000 shares, and requires Board members to hold a minimum of 10,000 shares. Individuals who are subject to these requirements must comply within five years after the date the individual is appointed to a position which is subject to the share ownership program. In the event an executive is promoted within this five year period, the individuals’ share ownership requirement increases.

Intuit’s Equity Granting Policy

Stock options and restricted stock units may be granted by either the Compensation Committee or, pursuant to the terms of its Charter, by its delegates, the CEO and the Senior Vice President of Human Resources. These individuals, acting independently, each have authority to grant stock options and RSUs to employees below the level of Vice President, up to a certain number of shares per individual specified by the Compensation Committee. The CEO and the Senior Vice President of Human Resources, acting jointly, may grant such awards to employees at the level of Vice President, up to a certain number of shares per individual specified by the Compensation Committee, provided such employees do not report to the CEO or to a committee of the Board. Equity grants made to Senior

Vice Presidents or above, to individuals who report to the CEO or to a committee of the Board, or to individuals who receive amounts above the stated share limit per individual must be approved by the Compensation Committee.

Timing of Grants.  Equity awards are typically granted on regularly scheduled grant dates on the seventh business day of each month. The only exceptions to this are specifically approved by the Compensation Committee. The CEO and Senior Vice President of Human Resources do not have discretion to set other grant dates for awards made pursuant to their delegated authority. Our annual performance-related awards are made on a prospective date determined by the Compensation Committee well in advance of the close of the fiscal year based on Intuit’s annual performance review cycle, the Compensation Committee’s meeting schedule, the existing share reserve under our 2005 Equity Incentive Plan and the equity award utilization during each fiscal year.

Option Exercise Price.  The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price on the NASDAQ stock market on the date of grant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation earned during fiscal 2007 by our CEO, our CFO, our three other most highly compensated executive officers for fiscal 2007 and one former executive officer. We call these individuals our “Named Executive Officers.” For information about employment contracts, termination of employment and change-of-control arrangements between Intuit and the Named Executive Officers, see “Potential Payments Upon Termination of Employment or Change in Control” on page 35.

						Non-Equity
				Stock	Option	Incentive Plan		All Other
Name and	Salary	Bonus		Awards	Awards	Compensation		Compensation		Total
Principal Position	($)	($)		($)(1)	($)(1)	($)(2)		($)		($)

Stephen M. Bennett	1,100,000	—		6,689,217	1,195,807	3,250,000		490,995	(3)	12,726,019
President and Chief Executive Officer
Kiran M. Patel	699,038	—		139,220	1,350,831	683,000	(4)	428,861	(5)	3,300,950
Senior Vice President, Consumer Tax Group and Chief Financial Officer
Robert B. Henske	598,627	—		344,507	546,850	720,000		125,000	(6)	2,334,984
Former Senior Vice President, Consumer Tax Group
Alexander M. Lintner	538,461	170,000	(7)	181,149	419,082	460,000		14,156	(8)	1,782,848
Senior Vice President, Strategy & Corporate Development
Brad D. Smith	596,154	—		342,605	794,825	765,000		84,240	(9)	2,582,824
Senior Vice President, Small Business Division
Jeffrey E. Stiefler	272,308	259,000		461,258	156,065	—		1,789,112	(10)	2,937,743
Chairman of Advisory Board, Financial Institutions Division

(1)	The expense for the stock awards and option awards above was computed in accordance with SFAS 123R (excluding risk of forfeiture). See Intuit’s annual report on Form 10-K for the fiscal year ended July 31, 2007 for a complete description of the SFAS 123R valuation. The actual number of stock awards or stock options granted in fiscal 2007 is shown in the “Grants of Plan Based Awards” table included in this filing.

(2)	All amounts represent the payments made for fiscal 2007 performance under Intuit’s Senior Executive Incentive Plan (“SEIP”) which were paid in August 2007. The SEIP is described in more detail in Compensation Discussion and Analysis beginning on page 17 and in Proposal No. 4 — “Adoption of the Intuit Inc. Senior Executive Incentive Plan” beginning on page 50.

(3)	Includes an annual contribution by Intuit to Mr. Bennett’s non-qualified deferred compensation plan account of $175,000; matching contributions under Intuit’s 401(k) plan of $10,000; premiums for Intuit’s Executive Long-Term Disability Plan; $5,614 of relocation benefits (of which $2,383 was tax gross-up); and $296,187 of imputed interest on Mr. Bennett’s $4,375,000 mortgage loan from Intuit that would have been payable in 2007 had the loan not been interest free. See “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35 for more information on this loan.

(4)	The amount includes a deferral of the amounts set forth in the table below at the recipients’ election under Intuit’s Management Stock Purchase Program (“MSPP”). Under the terms of the MSPP, a participant may elect to use a stated portion of their annual bonus (or SEIP award) to purchase restricted stock units (“RSUs”) under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased RSUs with another grant of RSUs which vest three years from the date of grant. The MSPP is described in greater detail on page 24.

MSPP Deferrals:

MSPP
Name	Contribution ($)

Kiran M. Patel	53,226
Alexander M. Lintner	55,200
Brad D. Smith	76,500
Jeffrey E. Stiefler	38,850

(5)	Includes an annual contribution by Intuit to Mr. Patel’s non-qualified deferred compensation plan account of $350,000 in 2007; matching contributions under Intuit’s 401(k) plan of $10,947; premiums for Intuit’s Executive Long-Term Disability Plan; and $62,928 in relocation benefits (of which $1,770 was tax gross-up).

(6)	Includes matching contributions under Intuit’s 401(k) plan of $11,169; premiums for Intuit’s Executive Long-Term Disability Plan; and $110,599 in the aggregate for monthly bonuses (of which $50,599 was tax gross-up) related to living expenses pursuant to Mr. Henske’s employment agreement. Mr. Henske is no longer employed by Intuit.

(7)	This amount reflects the payment of a one-year anniversary bonus awarded to Mr. Lintner pursuant to the terms of his employment agreement.

(8)	Includes matching contributions under Intuit’s 401(k) plan of $10,996 ; and premiums for Intuit’s Executive Long-Term Disability Plan.

(9)	Includes matching contributions under Intuit’s 401(k) plan of $10,000; premiums for Intuit’s Executive Long-Term Disability Plan; and $71,421 in the aggregate for a mortgage subsidy paid pursuant to the terms of Mr. Smith’s employment agreement.

(10)	Includes matching contributions under Intuit’s 401(k) plan of $6,981; premiums for Intuit’s Executive Long-Term Disability Plan; and $1,777,661 paid upon the close of the acquisition of Digital Insight Corporation in February 2007 pursuant to Mr. Stiefler’s employment agreement with Intuit.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table provides information about performance-based equity awards granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2007 and cash awards for which the Named Executive Officers were eligible in fiscal 2007 under our cash incentive plans.

		Estimated Future Payouts		Estimated Future Payouts
		Under Non-Equity		Under Equity			Grant Date
		Incentive Plan Awards(1)		Incentive Plan Awards			Fair Value of
	Grant	Target	Maximum	Target		Maximum	Stock
Name	Date	($)	($)	(#)		(#)	Awards ($)(2)

Stephen M. Bennett	08/25/06	1,760,000	5,000,000	100,000	(3)	100,000	3,082,000
Kiran M. Patel	08/25/06	525,000	5,000,000	12,500	(4)	12,500	385,250
Robert B. Henske	08/25/06	450,000	5,000,000	34,000	(5)	34,000	1,047,880
Alexander M. Lintner	08/25/06	324,000	5,000,000	17,000	(4)	17,000	523,940
Brad D. Smith	08/25/06	450,000	5,000,000	34,000	(4)	34,000	1,047,880
Jeffrey E. Stiefler	03/09/07	215,753	N/A	100,000	(6)	100,000	2,822,000

(1)	All of the Named Officers, other than Mr. Stiefler, were eligible for an incentive bonus under Intuit’s Senior Executive Incentive Plan (“SEIP”), a stockholder approved plan designed to comply with the exception under Section 162(m) of the Internal Revenue Code to the non-deductiblity of compensation over $1,000,000 per year for specified individuals. Mr. Stiefler was eligible for an incentive bonus under the Intuit Performance Incentive Plan (“IPI”). The SEIP and the IPI are described more fully in the “Compensation Discussion and Analysis” beginning on page 17. The SEIP is also described in Proposal No. 4 — “Adoption of the Intuit Inc. Senior Executive Incentive Plan” beginning on page 50.

(2)	Calculated in accordance with SFAS 123R.

(3)	Based upon the achievement of specified performance targets in fiscal 2007, this restricted stock unit award vested as to 50% of the shares on July 31, 2007. If additional specified performance targets are achieved in fiscal 2008, this award will vest as to the remaining 50% of the shares on July 31, 2008, contingent on the recipient’s continued service through July 31, 2008.

(4)	Based upon the achievement of specified performance targets in fiscal 2007, contingent on the recipient’s continued service through August 1, 2009, this restricted stock unit award will vest as to 100% of the shares on August 1, 2009.

(5)	The unvested portion of this restricted stock unit award expired upon the termination of Mr. Henske’s employment in August 2007.

(6)	If specified performance targets are achieved, this award will vest as to 100% of the shares on August 6, 2009, contingent on the recipient’s continued service through August 1, 2009.

The following table provides information about stock options granted under our 2005 Equity Incentive Plan to the Named Executive Officers during fiscal 2007.

		All Other
		Option Awards:
		Number of		Exercise or	Grant Date
		Securities		Base Price of	Fair Value of
	Grant	Underlying		Option Awards	Option
Name	Date	Options (#)		($/share)	Awards ($)(1)

Stephen M. Bennett		—		—	—
Kiran M. Patel	07/25/07	75,000	(2)	30.07	639,525
Robert B. Henske		—		—	—
Alexander M. Lintner	07/25/07	50,000	(2)	30.07	426,350
Brad D. Smith	07/25/07	100,000	(2)	30.07	852,700
Jeffrey E. Stiefler	03/09/07	100,000	(3)	28.22	758,650

(1)	Calculated in accordance with SFAS 123R.

(2)	This option vests as to 33 1/3% of the underlying shares on July 25, 2008, then as to 2.778% of the shares each month thereafter.

(3)	This option vests as to 100% of the underlying shares on February 6, 2009.

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2007.

	Outstanding Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date

Stephen M. Bennett	1,600,000	—		33.78	01/24/10
	200,000	—		17.96	04/28/10
	1,000,000	—		17.03	02/09/11
	450,000	—		21.99	07/31/09
	450,000	—		22.16	09/25/09
	450,000	—		18.72	07/31/11
	100,000	100,000	(1)	24.00	07/28/12
	50,000	50,000	(2)	31.29	07/25/13

Total	4,300,000	150,000

Kiran M. Patel	519,428	330,572	(3)	21.71	10/11/12
	16,665	33,335	(4)	31.29	07/25/13
	—	75,000	(5)	30.07	07/24/14

Total	536,093	438,907

Robert B. Henske	800,000	—		23.54	01/03/10
	90,000	—		24.13	01/27/11
	2,778	—		18.72	07/30/11
	79,998	40,002	(6)	24.00	07/28/12
	33,330	66,670	(4)	31.29	07/25/13

Total	1,006,106	106,672

Alexander M. Lintner	11,574	72,226	(7)	22.81	09/12/12
	16,665	33,335	(4)	31.29	07/25/13
	—	50,000	(5)	30.07	07/24/14

Total	28,239	155,561

	Outstanding Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options	Options		Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)		Price ($)	Date

Brad D. Smith	80,000	—		21.12	02/10/10
	20,000	—		21.43	08/01/10
	50,000	—		21.07	03/22/11
	70,000	—		18.72	07/30/11
	144,441	55,559	(8)	22.33	06/09/12
	79,998	40,002	(9)	24.00	07/28/12
	33,330	66,670	(4)	31.29	07/25/13
	—	100,000	(5)	30.07	07/24/14

Total	477,769	262,231

Jeffrey E. Stiefler	—	100,000	(10)	28.22	03/08/14

(1)	This option vested as to 50% of the underlying shares on July 29, 2007; the remaining 50% of the shares are scheduled to vest on July 29, 2008.

(2)	This option vested as to 50% of the underlying shares on July 26, 2007; the remaining 50% of the shares are scheduled to vest on July 26, 2008.

(3)	This option vested as to 33 1/3% of the underlying shares on September 12, 2006, and vests as to 2.778% of the shares each month thereafter.

(4)	This option vested as to 33 1/3% of the underlying shares on July 26, 2007, and vests as to 2.778% of the shares each month thereafter.

(5)	This option vests as to 33 1/3% of the underlying shares on July 25, 2008, and vests as to 2.778% of the shares each month thereafter.

(6)	This option vested as to 33 1/3% of the underlying shares on July 29, 2006, then as to 2.778% of the shares each month thereafter. However, pursuant to the terms of Mr. Henske’s termination of employment on August 10, 2007, the 40,002 unvested shares underlying this option expired. For more information on Mr. Henske’s termination, see “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35.

(7)	This option vested as to 33 1/3% of the underlying shares on August 8, 2006, and vests as to 2.778% of the shares each month thereafter.

(8)	This option vested as to 33 1/3% of the underlying shares on May 6, 2006, and vests as to 2.778% of the shares each month thereafter.

(9)	This option vested as to 33 1/3% of the underlying shares on July 29, 2006, and vests as to 2.778% of the shares each month thereafter.

(10)	This option vests as to 100% of the underlying shares on February 6, 2009.

The following table provides information with respect to outstanding restricted shares and restricted stock units held by the Named Executive Officers as of July 31, 2007. The market value of the awards is determined by multiplying the number of unvested shares or units by $28.64, the closing price of Intuit’s common stock on NASDAQ on July 31, 2007.

	Outstanding Stock Awards
				Performance-Based Vesting Awards
				Equity Incentive		Equity Incentive
	Time-Based Vesting Awards			Plan Awards:		Plan Awards:
			Market	Number of		Market or
	Number of		Value of	Unearned		Payout Value of
	Shares or		Shares or	Shares, Units		Unearned Shares,
	Units of		Units of	or Other		Units or Other
	Stock That		Stock That	Rights That		Rights That
	Have Not		Have Not	Have Not		Have Not
Name	Vested (#)		Vested ($)	Vested (#)		Vested ($)

Stephen M. Bennett	45,000	(1)	1,288,800
	170,000	(2)	4,868,800
				100,000	(3)	2,864,000
				50,000	(4)	1,432,000
Kiran M. Patel	3,000	(5)	85,920
				12,500	(6)	358,000
Robert B. Henske				34,000	(7)	973,760
Alexander M. Lintner	1,700	(8)	48,688
	298	(9)	8,535
	256	(10)	7,332
	254	(11)	7,275
				17,000	(6)	486,880
Brad D. Smith	218	(12)	6,244
	230	(13)	6,587
	250	(14)	7,160
	250	(15)	7,160
	272	(16)	7,790
	82	(17)	2,348
	256	(18)	7,332
	214	(19)	6,129
				34,000	(6)	973,760
Jeffrey E. Stiefler				100,000	(20)	2,864,000

(1)	Restricted stock award vests with respect to 15,000 of the underlying shares on the first date upon which Mr. Bennett is able to trade following January 24 of each year through 2010. However, pursuant to the terms of this award and Mr. Bennett’s Transition Agreement, the vesting of the 45,000 unvested shares underlying this award will accelerate and those shares will vest on January 1, 2008. For more information on Mr. Bennett’s transition, see “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35.

(2)	The original July 30, 2003 award of 850,000 restricted stock units vested as to 510,000 units on July 31, 2006 and 170,000 additional units on July 31, 2007, with the remaining 170,000 units scheduled to vest on July 31, 2008. However, pursuant to the terms of this award and Mr. Bennett’s Transition Agreement, the vesting of 70,833 of the unvested units underlying this award will accelerate and those units will vest on January 1, 2008 and the remaining 99,167 units will vest on July 31, 2008. For more information on Mr. Bennett’s transition, see “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35. Pursuant to the terms of this restricted stock unit agreement, the vesting of this award occurs separate and apart from the issuance of the underlying shares to Mr. Bennett. Therefore, Mr. Bennett will receive his first issuance of 340,000 shares underlying this award on January 2, 2008 and the remaining underlying shares will be issued to Mr. Bennett on August 1, 2008.

(3)	Due to achievement of specified performance targets, this restricted stock unit award was scheduled to vest as to 100% of the shares on July 29, 2008. However, pursuant to the terms of this award and Mr. Bennett’s Transition Agreement, the vesting of 80,555 unvested shares underlying this award will accelerate and those shares will vest and be issued on January 1, 2008 and the remaining unvested shares will vest and be issued on July 29, 2008. For more information on Mr. Bennett’s transition, see “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35.

(4)	Due to the achievement of specified performance targets, 50% of the 100,000 shares underlying this restricted stock unit award vested on July 31, 2007, and the remaining 50% of this award was scheduled to vest on July 31, 2008. However, pursuant to the terms of this award and Mr. Bennett’s Transition Agreement, the vesting of 20,833 unvested shares underlying this award will accelerate and those shares will vest and be issued on January 1, 2008 and the remaining unvested units will vest on July 31, 2008. For more information on Mr. Bennett’s transition, see “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35.

(5)	These restricted stock units automatically vest four years after the grant date on September 22, 2009.

(6)	If specified performance targets are achieved, this restricted stock unit award will vest as to 100% of the shares on August 1, 2009.

(7)	If specified performance targets were achieved, this restricted stock unit award was scheduled to vest as to 100% of the shares on August 1, 2009. However, pursuant to the terms of this award and Mr. Henske’s termination of employment on August 10, 2007, 10,388 units vested on August 10, 2007 and the remaining 23,612 unvested units terminated. For more information on Mr. Henske’s termination, see “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 35.

(8)	These restricted stock units automatically vest four years after the grant date on August 30, 2009.

(9)	These restricted stock units automatically vest four years after the grant date on December 15, 2009.

(10)	These restricted stock units automatically vest four years after the grant date on March 15, 2010.

(11)	These restricted stock units automatically vest four years after the grant date on June 15, 2010.

(12)	These restricted stock units automatically vest four years after the grant date on June 15, 2008.

(13)	These restricted stock units automatically vest four years after the grant date on September 15, 2008.

(14)	These restricted stock units automatically vest four years after the grant date on December 15, 2008.

(15)	These restricted stock units automatically vest four years after the grant date on March 15, 2009.

(16)	These restricted stock units automatically vest four years after the grant date on June 15, 2009.

(17)	These restricted stock units automatically vest four years after the grant date on September 15, 2009.

(18)	These restricted stock units automatically vest four years after the grant date on March 15, 2010.

(19)	These restricted stock units automatically vest four years after the grant date on June 15, 2010.

(20)	If specified performance targets are achieved, the restricted stock units will vest as to 100% of the shares on August 6, 2009, contingent on the recipient’s continued service through August 1, 2009.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table shows information about stock option exercises and vesting of RSUs and restricted shares for each of the Named Executive Officers during fiscal 2007, including the value realized upon exercise or vesting.

	Option Awards		Stock Awards
	Number of	Value	Number of		Value
	Shares Acquired	Realized on	Shares Acquired		Realized on
	on Exercise (#)	Exercise ($)	on Vesting (#)		Vesting ($)

Stephen M. Bennett	—	—	285,000	(1)	8,212,350
Kiran M. Patel	—	—	—		—
Robert B. Henske	47,222	533,472	3,000		94,680
Alexander M. Lintner	116,200	953,781	—		—
Brad D. Smith	—	—	—		—
Jeffrey E. Stiefler	—	—	—		—

(1)	This includes 170,000 shares that vested under Mr. Bennett’s July 30, 2003 award of 850,000 restricted stock units. Under this award, as described in footnote 2 to the table titled “Outstanding Stock Awards” above, the vesting of this award occurs separate and apart from the issuance of the underlying shares to Mr. Bennett. Therefore, Mr. Bennett will receive his first issuance of 340,000 shares underlying this award on January 2, 2008 and the remaining underlying shares will be issued to Mr. Bennett on August 1, 2008. The remaining 115,000 shares reflected in this column relate to other restricted stock units and restricted shares that vested during fiscal 2007.

Non-Qualified Deferred Compensation for Fiscal Year 2007

The following table shows the non-qualified deferred compensation activity for each Named Executive Officer during fiscal year 2007.

				Aggregate
	Executive	Intuit	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	July 31,
	Fiscal 2007 ($)(1)	Fiscal 2007 ($)(2)	Fiscal 2007 ($)(3)	2007 ($)(4)

Stephen M. Bennett	—	172,463	18,355	450,638
Kiran M. Patel	488,965	344,925	142,485	976,375
Robert B. Henske	—	—	177,832	1,301,110
Alexander M. Lintner	—	—	—	—
Brad D. Smith	—	—	41,691	264,331
Jeffrey E. Stiefler	—	—	—	—

(1)	The amount in this column is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts shown in this column are included in the Summary Compensation table in the “All Other Compensation” column. Amounts in this column reflect the net amount of Intuit’s contribution, after tax withholding.

(3)	None of these amounts are included in the Summary Compensation table because they are not preferential or above market.

(4)	These amounts reflect the accumulation of each Named Executive Officer’s aggregate balance as of August 1, 2006 plus the amounts noted for each Named Executive Officer in each of the three prior columns.

In 2007, we adopted a new Non-Qualified Deferred Compensation Plan (the “NQDCP”) that will become effective January 1, 2008. We adopted the NQDCP to meet the requirements of the new restrictions on deferred compensation under Section 409A of the Internal Revenue Code. The NQDCP was designed to generally track the provisions of our 2005 Non-Qualified Deferred Compensation Plan, effective January 1, 2005, and the original Executive Deferred Compensation Plan that became effective March 15, 2002. All deferrals for compensation that would otherwise be payable on or after January 1, 2008 and employer contributions made on or after January 1, 2008 are credited to participants under the new NQDCP. No new deferrals or contributions will be made to the 2005 Non-Qualified Deferred Compensation Plan or the original plan. The NQDCP and the 2005 Non-Qualified Deferred Compensation Plan provide that executives who meet minimum compensation requirements are eligible to defer up to 50% of their salaries and up to 90% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We may also make discretionary employer contributions to participant accounts in certain circumstances. The timing, amounts and vesting schedules of employer contributions are at the sole discretion of the Compensation Committee or its delegate. The benefits under this plan are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason or at a later date to comply with the restrictions of Section 409A. Discretionary company contributions and the related earnings vest completely upon the participant’s disability, death or a change of control of Intuit.

Potential Payments Upon Termination of Employment or Change in Control

Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under such arrangements, assuming that the executive’s employment terminated under certain circumstances as of July 31, 2007, and using the closing price of our common stock on July 31, 2007 ($28.64 per share).

As a general matter, certain benefits which are included in the tables provided below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example, Intuit’s options and RSUs generally provide for 100% acceleration of vesting upon termination due to death or disability. Additionally, Intuit’s options generally provide for one year of accelerated vesting upon a recipient’s involuntary termination within one year following a change in control (“CIC”), as defined in our 2005 Equity Incentive Plan. Intuit’s RSUs generally provide for pro rata accelerated vesting upon a recipient’s involuntary termination within one year following a change in control or upon a recipient’s retirement, as defined in the applicable plan document. None of the Named Executive Officers would have been eligible for retirement, for purposes of such RSU vesting acceleration, had they been terminated as of July 31, 2007.

Intuit does not provide for any special severance payments or acceleration of equity upon a Named Executive’s termination for cause or resignation without good cause. Upon termination of employment for any reason, participants in the NQDCP will be eligible to receive their vested benefits under that plan, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2007.”

In April 2007, Intuit put in place a Long-Term Executive Disability Plan (the “Executive Disability Plan”) for employees with the title of director or above. Under the Executive Disability Plan, if a participant suffers a long-term disability, as defined in the applicable plan document, this insured plan provides for salary restoration up to $8,000 per month over the benefits provided by Intuit’s Long-Term Disability Plan for all employees, until the earlier of the cessation of the disability or the participant reaching age 65. None of the Named Executive Officers would have been eligible for benefits under the Executive Disability Plan if they had terminated due to disability on July 31, 2007, because the plan’s initial eligibility period had not been completed.

Stephen M. Bennett

On August 21, 2007 (the “Agreement Date”), Intuit entered into a Transition Agreement with Mr. Bennett providing for Mr. Bennett’s resignation as President and Chief Executive Officer of Intuit, effective as of January 1, 2008 (the “Separation Date”). This agreement supersedes the prior July 30, 2003 employment agreement with Mr. Bennett. We are unable to reasonably quantify the benefits Mr. Bennett would have received under this agreement upon his hypothetical termination as of July 31, 2007, since the Transition Agreement was entered into following that date and sets forth the actual benefits which will be paid to Mr. Bennett upon his resignation on January 1, 2008. Following is a narrative summary of the terms of the Transition Agreement. This summary is qualified in its entirety by reference to the text of the Transition Agreement which was filed with the SEC on a Form 8-K on August 22, 2007.

Under the Transition Agreement and subject to certain terms and conditions set forth therein, Intuit and Mr. Bennett agreed, among other things, that Mr. Bennett would continue to act as President and CEO until January 1, 2008, then would become a full-time consultant to Intuit until July 31, 2008, at a monthly rate of $91,700, equal to his current base salary. Mr. Bennett will also continue as a member of the Board following January 1, 2008. Intuit will provide Mr. Bennett and his spouse with continued access to core medical coverage at Mr. Bennett’s cost from January 1, 2008 through the earlier of (a) the date that he and his spouse become eligible for group medical coverage by another employer; (b) each of their respective Medicare eligibility dates; or (c) their respectively attaining age 65. Intuit also agreed to pay Mr. Bennett a lump sum payment of $550,000 equal to six months of his base salary, and he remains eligible for his annual bonus for fiscal 2008 of up to $1,760,000, at the discretion of the Compensation Committee. Mr. Bennett was granted 50,000 stock options and 50,000 RSUs, both of which are scheduled to vest on July 31, 2008, so long as Mr. Bennett provides service as a member of the Board through July 31, 2008.

With respect to the restricted stock granted to Mr. Bennett on January 24, 2000, the remaining 45,000 restricted shares which would have vested in 2008, 2009 and 2010 will immediately vest on January 1, 2008. With respect to RSUs granted to Mr. Bennett prior to fiscal 2008, 172,221 RSUs that would otherwise not have vested until July 31, 2008 will vest on January 1, 2008, pursuant to pro rata acceleration provisions of those RSU awards. Mr. Bennett’s remaining 147,779 unvested RSUs granted prior to fiscal 2008 will vest as originally scheduled by July 31, 2008, subject to Mr. Bennett’s continuing Board service and, as applicable, the achievement of performance goals under certain of those RSUs.

With regard to stock options granted to Mr. Bennett on January 24, 2000, the period to exercise such options will terminate three months following the Separation Date. Mr. Bennett’s right to vest in and exercise his other outstanding options will continue while he continues to provide service as a member of the board.

Mr. Bennett’s lump sum payment following the termination of his employment and his rights with respect to any accelerated vesting of his restricted stock and restricted stock units are subject to his compliance with certain covenants in favor of Intuit set forth in the Transition Agreement. In addition, the Transition Agreement includes Mr. Bennett’s general release of claims against Intuit.

The following table illustrates the estimated incremental payments or benefits to be provided to Mr. Bennett on January 1, 2008 under his Transition Agreement, The hypothetical value of accelerated restricted stock and RSUs was calculated using the closing price of our common stock on July 31, 2007 ($28.64 per share).

Stephen M. Bennett	Estimated
Incremental Amounts Payable on January 1, 2008	Value ($)

Cash Severance	550,000
Gain on Accelerated Stock Options	0
Value of Accelerated Restricted Stock/ RSUs	6,221,209

Total Value of Accelerated Long-Term Incentives	6,221,209

Total Severance, Benefits & Accelerated Equity (1)	6,771,209

(1)	Does not include the value of Mr. Bennett’s monthly consulting fees, potential annual bonus for fiscal 2008 or continued vesting of options and RSUs during his service as a Board member, as further described above.

Pursuant to Mr. Bennett’s January 24, 2000 employment agreement, Intuit provided Mr. Bennett with a $4,375,000 relocation loan on February 17, 2000 to purchase a home close to Intuit’s corporate offices. The note is interest free for so long as Mr. Bennett is providing services to Intuit and is secured by a senior interest in Mr. Bennett’s residence. The entire loan balance becomes due and payable 90 days following Mr. Bennett’s resignation or termination for cause, or two years following Mr. Bennett’s termination for any other reason, but in no event later than February 17, 2010. As of October 1, 2007, the outstanding principal balance on this loan was $4,375,000, which is the most principal Mr. Bennett owed under the loan since the beginning of fiscal 2007.

The Sarbanes-Oxley Act of 2002 prohibits us from making future loans to executive officers and from materially amending any outstanding loans to executive officers.

Alexander M. Lintner

On June 24, 2005, Intuit entered into an employment agreement with Mr. Lintner. Under that agreement, if Intuit terminates Mr. Lintner’s employment other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), then Mr. Lintner will be entitled to a single lump sum severance payment equal to six months of his then current salary provided he signs a release and waiver of claims.

The estimated payments or benefits which would have been paid to Mr. Lintner in the event of his termination on July 31, 2007 under the specified circumstances are as follows:

Alexander M. Lintner		Termination
Incremental Amounts Payable	Involuntary Termination or	w/o Cause	Death or
Upon Termination Event	Termination w/o Cause ($)	After CIC ($)	Disability ($)

Total Cash Severance	270,000	270,000	N/A
Total Benefits & Perquisites	0	0	0

Total Severance	270,000	270,000	0
Gain on Accelerated Stock Options	0	357,000	421,000
Value of Accelerated Restricted Stock/ RSUs	180,000	221,000	559,000

Total Value of Accelerated Long-Term Incentives	180,000	578,000	980,000

Total Severance, Benefits & Accelerated Equity	450,000	848,000	980,000

Kiran M. Patel

On September 2, 2005, Intuit entered into an employment agreement with Mr. Patel. Under the terms of this agreement, if Intuit terminates Mr. Patel’s employment other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or Mr. Patel terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), or if within one year after any change of control of Intuit, Mr. Patel is not a Section 16 officer of the surviving entity or acquirer or his employment ends for reasons other than cause or his resignation, then in each case, Mr. Patel will be entitled to the following separation benefits provided he signs a release and waiver of claims: (1) a single lump sum severance payment equal to 18 months of his then current salary, (2) one and one-half times his target bonus for the then current fiscal year and (3) accelerated vesting of his 850,000-share new hire option equal to the number of shares that would have vested over the next 18 successive months.

The estimated payments or benefits which would have been paid to Mr. Patel in the event of his termination on July 31, 2007 under the specified circumstances are as follows:

Kiran M. Patel		Termination
Incremental Amounts Payable	Involuntary Termination or	w/o Cause	Death or
Upon Termination Event	Termination w/o Cause ($)	After CIC ($)	Disability ($)

Total Cash Severance	1,838,000	1,838,000	N/A
Total Benefits & Perquisites	0	0	0

Total Severance	1,838,000	1,838,000	0
Gain on Accelerated Stock Options	2,293,000	2,293,000	2,293,000
Value of Accelerated Restricted Stock/ RSUs	148,000	195,000	444,000

Total Value of Accelerated Long-Term Incentives	2,441,000	2,488,000	2,737,000

Total Severance, Benefits & Accelerated Equity	4,279,000	4,326,000	2,737,000

Brad D. Smith

On September 6, 2005, Intuit entered into an employment agreement with Mr. Smith, which amended his original May 10, 2005 offer letter. This agreement did not provide for any specialized severance provisions.

The estimated payments or benefits which would have been paid to Mr. Smith under his September 6, 2005 employment agreement in the event of his termination on July 31, 2007 under the specified circumstances are as follows:

Brad D. Smith		Termination
Incremental Amounts Payable	Involuntary Termination or	w/o Cause	Death or
Upon Termination Event	Termination w/o Cause ($)	After CIC ($)	Disability ($)

Total Severance(1)	0	0	0
Gain on Accelerated Stock Options	0	536,000	536,000
Value of Accelerated Restricted Stock/ RSUs	326,000	349,000	1,025,000

Total Value of Accelerated Long-Term Incentives	326,000	885,000	1,561,000

Total Severance, Benefits & Accelerated Equity	326,000	885,000	1,561,000

(1)	Under the terms of Mr. Smith’s new employment agreement dated October 1, 2007, as described further below, in the event of his involuntary termination, termination without cause or termination without cause following a change in control, Mr. Smith would have hypothetically been eligible for cash severance in the amount of $1,050,000, had such agreement been in place on July 31, 2007.

On October 1, 2007, we entered into a new employment agreement, which superseded Mr. Smith’s prior September 6, 2005 employment agreement and which provides that Mr. Smith will become the President and Chief Executive Officer of Intuit, effective January 1, 2008. Under this new agreement, Mr. Smith’s base salary is $800,000 and his target bonus is 120% of his base salary. He is paid a bonus only if he attains performance goals established by the Compensation and Organizational Development Committee. We also agreed to reimburse Mr. Smith for up to $20,000 each year for 2007 and 2008 towards the cost of his financial and legal advisors. Pursuant to this agreement, on the seventh business day of February 2008, Mr. Smith will be granted a stock option for 260,000 shares that vests over five years and 130,000 restricted stock units that will vest over four years.

Mr. Smith can terminate the employment agreement at any time upon written notice to the Board of Directors. Intuit may terminate Mr. Smith’s employment upon the written recommendation of the Board of Directors. Under the circumstances described below, Mr. Smith is entitled to receive severance benefits subject to his execution of a valid and binding release agreement.

If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation), Mr. Smith is entitled to (1) severance pay equal to 12 months of his then-current salary and 100% of his then-current target bonus, (2) vesting of a pro rata portion of the shares issuable under the 260,000 stock options that will be granted in 2008, based on the portion of time he has provided services over the full five year vesting period, and (3) vesting of a pro rata portion of the shares issuable under the 130,000 restricted stock units that will be granted in 2008, based on the portion of time he has provided services over the full four year vesting period.

Jeffrey E. Stiefler

On November 29, 2006, Intuit entered into an employment agreement with Mr. Stiefler, which became effective upon the close of Intuit’s acquisition of Digital Insight Corporation (the “Acquisition”), of which Mr. Stiefler was the President and Chief Executive Officer. Under the terms of this agreement, Mr. Stiefler’s salary was $600,000 and he is eligible to receive an annual performance bonus with a target of 75% of his base salary. Pursuant to this agreement, Mr. Stiefler was granted a stock option for 100,000 shares that vests over two years and

100,000 performance-based restricted stock units which vest upon the 30-month anniversary of the Acquisition, provided certain performance and revenue hurdles are achieved.

In addition, Mr. Stiefler was awarded a lump sum payment of $1,777,661 upon the close of the Acquisition, upon Mr. Stiefler’s agreement to a release of claims.

If Intuit terminates Mr. Stiefler’s employment other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions), or Mr. Stiefler terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation) prior to February 7, 2008, then in each case, Mr. Stiefler will be entitled to accelerated pro-rata vesting of his 100,000-share new hire option, based on the portion of time he has provided services over the full two year vesting period.

The estimated payments or benefits which would have been paid to Mr. Stiefler in the event of his termination on July 31, 2007 under the specified circumstances are as follows:

Jeffrey E. Stiefler		Termination
Incremental Amounts Payable	Involuntary Termination or	w/o Cause	Death or
Upon Termination Event	Termination w/o Cause ($)	After CIC ($)	Disability ($)

Total Severance	0	0	0
Gain on Accelerated Stock Options	8,000	8,000	42,000
Value of Accelerated Restricted Stock/ RSUs	0	0	2,864,000

Total Value of Accelerated Long-Term Incentives	8,000	8,000	2,906,000

Total Severance, Benefits & Accelerated Equity	8,000	8,000	2,906,000

On September 10, 2007, Intuit amended the terms of Mr. Stiefler’s agreement to provide for Mr. Stiefler’s transition to the role of chairman of an Advisory Board for the Intuit Financial Institutions Division.

Robert B. Henske

On May 15, 2005, Intuit entered into a new employment agreement with Robert B. Henske. This agreement was subsequently amended on September 6, 2005. Under this agreement, as amended, Mr. Henske’s base salary would be no lower than $560,000 and he was eligible for an annual performance bonus, with a target of 75% of his base salary. Pursuant to that agreement, Intuit also made a fully vested employer contribution to Mr. Henske’s Executive Deferred Compensation Plan account in the amount of $350,000 in January 2006. Additionally, Mr. Henske received monthly relocation assistance in order to facilitate his relocation pursuant to his position as Senior Vice President, Consumer Tax Group.

On June 14, 2007, Intuit entered into a Transition Terms Agreement with Mr. Henske providing for Mr. Henske’s resignation as Senior Vice President of the Consumer Tax Group. This agreement superseded Mr. Henske’s prior employment agreement and provided for Mr. Henske’s continued service to Intuit through August 10, 2007. Mr. Henske received a lump sum payment of $875,000 and was eligible for his annual bonus for fiscal 2007, which was paid in August 2007 in the amount of $720,000. Mr. Henske also received accelerated vesting of 10,388 additional RSUs. In addition, the agreement included Mr. Henske’s general release of claims against Intuit.

TRANSACTIONS WITH RELATED PERSONS

The Audit Committee is responsible for review, approval or ratification of specific transactions involving Intuit (or its subsidiaries) in which a “related person” has a direct or indirect material interest. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders and their immediate family members. Intuit follows a set of procedures and guidelines to evaluate these transactions and obtain approval or ratification by the Audit Committee.

Identification of Related Persons.  Information about our directors and executive officers and persons related to them is collected and updated through annual Director & Officer Questionnaires and quarterly director affiliation summaries. Directors and executives provide the names of the entities with which they are affiliated, including board memberships, executive officer positions, charitable organizations, and affiliations of immediate family members.

Audit Committee Annual Pre-Approval.  On an annual basis, Intuit’s procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending levels for each transaction or relationship.

Periodic Approvals.  During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. When Intuit identifies an actual or potential transaction with a related person that was not pre-approved by the Audit Committee, Intuit’s Legal and Compliance Organization collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit Committee, which, in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.

Monitoring of Approved Transactions and Relationships.  Following approval by the Audit Committee, Intuit personnel review and monitor the transactions and relationships from time to time. If spending levels approach the limits approved by the Audit Committee, Intuit prepares and submits a new approval request to the Audit Committee for review at its next meeting.

Compensation Decisions.  The Audit Committee generally does not review executive or director compensation transactions or arrangements, as these are approved by the Compensation Committee or the Board, as appropriate.

Since the beginning of fiscal year 2007, there have been no transactions in excess of $120,000 between Intuit (or its subsidiaries) and a related person in which the related person had a direct or indirect material interest.

REPORT OF THE AUDIT COMMITTEE

We, the members of the Audit Committee, assist the Board of Directors in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes, the qualifications, independence and performance of Intuit’s independent auditor, the performance of Intuit’s internal audit department and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent auditor. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting. The Audit Committee has selected the independent registered public accounting firm of Ernst & Young LLP as Intuit’s independent auditor, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and on the effectiveness of Intuit’s internal control over financial reporting based on their audit. The Audit Committee oversees the processes, although members of the Audit Committee are not engaged in the practice of auditing or accounting.

During the fiscal year ended July 31, 2007, the Audit Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:

Reviewed and discussed Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC, with management and the independent auditor;

Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

Reviewed with the independent auditor and management the audit scope and plan;

Reviewed the internal audit plan with the internal auditor; and

Met in periodic executive sessions with each of the independent auditor, representatives of management, and the internal auditor.

We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2007 and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.

The Audit Committee recognizes the importance of maintaining the independence of Intuit’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated Ernst & Young’s qualifications, independence and performance. The Audit Committee has established a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its delegate. Intuit’s pre-approval policy is more fully described in this proxy statement under the caption “Proposal No. 2 — Ratification of Selection of Independent Registered Public Accounting Firm.” The Audit Committee has concluded that provision of the services described in that section is compatible with maintaining the independence of Ernst & Young. In addition, we have received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the PCAOB in Rule 3600T, and discussed with Ernst & Young the firm’s independence.

Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board of Directors that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2007. We also selected Ernst & Young LLP as Intuit’s independent registered public accounting firm for fiscal 2008.

AUDIT COMMITTEE MEMBERS

Christopher W. Brody*
Diane B. Greene
Michael R. Hallman*
Suzanne Nora Johnson
Dennis D. Powell, Chairman

*These directors were members of the Audit Committee through October 22, 2007.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each of our directors stands for election on an annual basis. We do not have a classified or staggered Board. The Nominating and Governance Committee, consisting solely of independent directors, as determined by the Board under applicable NASDAQ listing standards, recommended the directors for nomination by our full Board. Based on that recommendation, our Board has nominated those directors for election at the Meeting.

Nominees

The following ten incumbent directors are nominated for election to the Board: Stephen M. Bennett, Christopher W. Brody, William V. Campbell, Scott D. Cook, Diane B. Greene, Michael R. Hallman, Edward A. Kangas, Suzanne Nora Johnson, Dennis D. Powell and Stratton D. Sclavos.

Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee resigns or is removed from the Board before then. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies will vote your shares to approve the election of any substitute nominee proposed by the Board. Please see “Directors Standing for Election” on page 4 of this proxy statement for information concerning each of our incumbent directors standing for election.

Directors will be elected by a plurality of the votes cast by the shares of common stock present (either in person or by proxy) at the Meeting. Broker non-votes will have no effect on the outcome of the election of directors. This means that the ten nominees with the most votes will be elected.

The Board recommends that you vote
FOR the election of each of the nominated directors.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Intuit’s Audit Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal year ending July 31, 2008, and as a matter of good corporate governance we are asking stockholders to ratify this selection. Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement at the Meeting if they wish to do so, and they will be available to respond to appropriate questions from stockholders.

The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

It is the policy of the Audit Committee to pre-approve near the beginning of each fiscal year all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit Committee may also pre-approve particular services during the fiscal year on a case-by-case basis. The independent auditor and management periodically report to the Audit Committee the actual fees incurred versus the pre-approved budget.

Fees Paid to Ernst & Young LLP

The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2007 and 2006:

	Fiscal	Fiscal
Fees Category	2007	2006

Audit Fees	$3,604,000	$3,480,000
Audit-Related Fees	1,876,000	1,190,000
Tax Fees	—	—
All Other Fees	—	—

Total All Fees	$5,480,000	$4,670,000

Audit Fees

These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements. Fiscal 2007 audit fees included procedures performed in support of our issuance of $1 billion in senior notes in connection with our acquisition of Digital Insight. Fiscal 2006 audit fees included the review of the accounting treatment of historical stock option grants.

Audit-Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” The increase from fiscal 2006 to 2007 was primarily due to increased fees for audits of our Intuit Distribution Management Solutions (IDMS) and Intuit Real Estate Solutions businesses. We completed the sale of IDMS in August 2007.

Tax Fees

Intuit paid no tax fees to Ernst & Young in fiscal 2007 or fiscal 2006.

All Other Fees

Intuit paid no other fees to Ernst & Young in fiscal 2007 or fiscal 2006.

For more information about Ernst & Young, please see the Report of the Audit Committee on page 40.

Proposal No. 2 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal. If the selection of Ernst & Young is not ratified, the Board will consider whether it should select another independent registered public accounting firm.

The Board recommends that you vote
FOR the ratification of the selection of Ernst & Young LLP.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO THE 2005 EQUITY INCENTIVE PLAN

General

In October 2004, we asked our stockholders to approve the 2005 Equity Incentive Plan (the “Plan”), which we designed to reflect our commitment to having best practices in both compensation and corporate governance. At that time, we committed to submitting the Plan to our stockholders for re-approval on an annual basis. Annual approval gives our stockholders the opportunity to consider and review our equity compensation program each year and to vote on continuation of the plan. When originally approved in 2004, the Plan extended to December 9, 2006. In 2005, the stockholders approved an amendment to the Plan in order to (1) extend the term of the plan by an additional year, through December 9, 2007; (2) provide for the addition of 13,000,000 shares to cover awards under the Plan through its amended term; and (3) amend the cap on equity awards that can be granted at below fair market value (for example, restricted stock or RSUs) to allow that up to 50% of the equity awards made under the Plan each fiscal year can be below fair market value awards. In 2006, the stockholders approved an amendment to the Plan in order to (1) extend the term of the plan by an additional year, through December 9, 2008; and (2) provide for the addition of 10,000,000 shares to cover awards under the Plan through its amended term.

We are now asking our stockholders to approve an amendment to the Plan to (1) extend the term of the plan by an additional year, through December 9, 2009; and (2) provide for the addition of 10,000,000 shares to cover awards under the Plan through its amended term.

We believe that our ability to attract and retain qualified, high-performing employees is vital to our success and growth as a company. Equity compensation is also a very effective retention tool that encourages and rewards employee performance that aligns with stockholders’ interests.

Proposal No. 3 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of the vote on this proposal.

The Board of Directors recommends that you vote
FOR the amendment to the Intuit Inc. 2005 Equity Incentive Plan.

Approval of the amendment to the Plan enables Intuit to achieve the following objectives:

1. The continued ability of Intuit to offer stock-based incentive compensation to Intuit’s eligible employees and non-employee directors, while maintaining net annual dilution at less than 3% of total shares outstanding.  We are requesting approval of 10,000,000 additional shares for the Plan. The additional shares we are requesting should meet our annual needs, but not result in a share “burn rate” in excess of 3%. We are continually improving our use of equity awards to carefully manage this increasingly limited resource while providing for both grants to new hires and retention grants for current employees.

2. Furthering compensation and governance best practices through continuing use of the Plan.  The Plan prohibits stock option repricing and does not contain an evergreen feature (evergreen features provide for automatic replenishment of authorized shares available under an equity plan). In order to continue these best practices, we are requesting the term of the Plan be extended by one year, resulting in the ability to continue granting awards under the Plan through 2009.

Background on Stock Compensation at Intuit

We believe that employee stock ownership is a significant contributing factor in achieving superior financial performance. Historically, Intuit has granted stock options and, more recently, RSUs to the vast majority of its newly hired employees, and this has been a vital component of Intuit’s overall compensation philosophy. Recognizing that stock-based compensation is a valuable and limited resource, Intuit has actively managed its use of stock-based compensation. To that end and consistent with our general pay-for-performance compensation philosophy, only our higher performing employees receive annual equity awards.

We believe that stock options align employees’ interests directly with those of other stockholders, because the employee only realizes value from an option if the stock price increases after the date of the award. We also believe that restricted stock units align employees’ interests directly with those of other stockholders, as they provide greater value to employees as Intuit’s stock price increases. Without stock-based compensation, Intuit would be at a disadvantage against competitor companies to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to the future success of Intuit.

We strongly believe that our stock-based incentive programs and emphasis on employee stock ownership have been integral to our success in the past and will continue to be important to our ability to achieve consistently superior performance in the years ahead. Therefore, we consider approval of the amendment to the Plan vital to Intuit’s continued success.

Purpose of the Plan

The Plan as proposed to be amended will allow Intuit, under the direction of the Compensation and Organizational Development Committee (the “Compensation Committee”), to make broad-based grants of stock options, restricted stock awards, restricted stock units, stock appreciation rights and stock bonus awards to employees and non-employee directors. The purpose of these stock awards is to attract and retain talented employees and non-employee directors, further align their interests and those of our stockholders and continue to link employee compensation with Intuit’s performance.

Key Terms of the Plan

The following is a summary of the key provisions of the Plan, assuming that stockholders approve this Proposal No. 3. This summary does not purport to be a complete description of all the provisions of the Plan, and it is qualified in its entirety by reference to the full text of the Plan. A copy of the Plan has been filed with the SEC with this proxy statement, and any stockholder who desires to obtain a copy of the Plan may do so by written request to the Company Secretary at Intuit’s headquarters in Mountain View, California.

Plan Term:	December 9, 2004 to December 9, 2009
Eligible Participants:	Employees of Intuit and its subsidiaries, non-employee directors of Intuit and consultants of Intuit and its subsidiaries are eligible to receive awards under the Plan. As of September 30, 2007, there were approximately 8,100 individuals eligible to participate in the Plan. The Compensation Committee will determine which individuals will participate in the Plan.
From August 1, 2006 through July 31, 2007, we granted options and RSU awards for 14,278,897 shares under the Plan. The number of awards received by each of our Named Executive Officers, including Mr. Bennett, is provided in the table titled “Grants of Plan-Based Awards During Fiscal 2007” on page 29. During this period, we granted awards for 1,616,118 shares to Intuit’s then current executive officers as a group (11 people), 445,000 shares to all non-employee directors as a group and 12,662,761 shares to all employees (including all current officers, other than the then current executive officers). The closing price of Intuit’s Common Stock on the NASDAQ Stock Market on September 28, 2007 was $30.30.
As of September 30, 2007, there were 4,410,221 shares available for grant under the Plan. As of that date, 53,250,359 shares were issuable upon the exercise of outstanding options granted under all of Intuit’s equity compensation plans (including the other plans described more fully on page 49). The weighted average exercise price of these options was $24.14 per share and the average remaining term of these options was 4.22 years. As of September 30, 2007, Intuit had 4,661,012 outstanding unvested restricted stock units and/or shares of restricted stock.
Shares Authorized:	46,000,000, subject to adjustment only to reflect stock splits and similar events
Award Types:	(1) Non-qualified and incentive stock options
(2) Restricted stock awards
(3) Restricted stock units
(4) Stock appreciation rights
(5) Stock bonus awards
Share Limit on Awards:	In any fiscal year, no more than 50% of the shares subject to equity awards granted in such fiscal year may have an exercise price or purchase price per share that is less than fair market value on the applicable date of grant.
162(m) Share Limits:	So that awards may qualify under Section 162(m) of the Internal Revenue Code, which permits performance-based compensation meeting the requirements established by the IRS to be excluded from the limitation on deductibility of compensation in excess of $1 million paid to certain senior executives, the Plan limits awards to individual participants as follows:
(1) No more than 6,000,000 shares may be made subject to awards granted to an employee in the year of his or her hire; and
(2) No more than 4,000,000 shares may be made subject to awards granted to an employee in any other year.

These limits are greater than the number of options that Intuit has granted to any individual in the past. We do not currently intend to significantly increase our equity awards to executive officers.
Vesting:	Determined by the Compensation Committee. Options generally vest over three years.
Award Terms:	Stock options and stock appreciation rights will have a term no longer than seven years. The Compensation Committee may make the grant, issuance, retention and/or vesting of restricted stock awards, restricted stock units and stock bonus awards contingent upon continued employment with Intuit, the passage of time, or such performance criteria and the level of achievement versus such criteria as it deems appropriate.
Repricing Prohibited:	Repricing, or reducing the exercise price of a stock option or stock appreciation right without stockholder approval is prohibited. The Plan also prohibits the repurchase of any outstanding “underwater” option (an option with an exercise price greater than the then-current fair market value of the stock).

Non-Employee Director Awards

The Plan provides for stock option grants to non-employee directors according to a non-discretionary formula, as described more fully under “Director Compensation” on page 13.

New Plan Benefits

Intuit’s executive officers and directors have an interest in approval of the Plan amendment because it relates to the issuance of equity awards for which executive officers and directors may be eligible. In the aggregate, 222,500 options will be granted automatically each year to our non-employee directors pursuant to the Plan option grant formula for non-employee directors. The exercise prices of these options will be 100% of the fair market value of our stock on the date of grant.

Future awards under the Plan to executive officers and employees, and any additional future discretionary awards to non-employee directors in addition to those granted automatically pursuant to the grant formula, are discretionary and cannot be determined at this time.

Eligibility Under Section 162(m)

Awards may, but need not, include performance criteria that satisfy Section 162(m) of the Internal Revenue Code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be selected from one of the following criteria, either individually, alternatively or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Compensation Committee in the award:

•	Net revenue and/or net revenue growth

•	Operating income and/or operating income growth

•	Earnings per share and/or earnings per share growth

•	Return on equity

•	Adjusted operating cash flow return on income

•	Individual business objectives

•	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth

•	Net income and/or net income growth

•	Total stockholder return and/or total stockholder return growth

•	Operating cash flow return on income

•	Economic value added

To the extent that an award under the Plan is designated as a “performance award,” but is not intended to qualify as performance-based compensation under Section 162(m), the performance criteria can include the achievement of strategic objectives as determined by the Board.

Notwithstanding satisfaction of any performance criteria described above, to the extent specified at the time of grant of an award, the number of shares of common stock, stock options or other benefits granted, issued, retainable and/or vested under an award on account of satisfaction of performance criteria may be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion determines.

Transferability

Awards granted under the Plan are not transferable except by will or the laws of descent and distribution except that the Compensation Committee may consent to permit the transfer of a non-qualified stock option. The 2005 Plan specifically prohibits transfers by an individual for consideration.

Administration

The Compensation Committee will administer the Plan. The Compensation Committee will select the individuals who receive awards, determine the number of shares covered thereby, and, subject to the terms and limitations expressly set forth in the Plan, establish the terms, conditions and other provisions of the awards. The Compensation Committee may interpret the Plan and establish, amend and rescind any rules relating to the Plan, including adoption of rules, procedures or sub-plans applicable to particular subsidiaries or employees in particular locations. The Compensation Committee may delegate to a committee of one or more Intuit officers the ability to grant awards and take certain other actions with respect to participants who are not executive officers or directors (Intuit’s Equity Granting Policy is described in the Compensation Discussion and Analysis beginning on page 17.)

Amendments

The Board may terminate, amend or suspend the Plan, provided that no action may be taken by the Board (except those described in “Adjustments”) without stockholder approval to amend the Plan in any manner that requires stockholder approval pursuant to the Internal Revenue Code or the regulations promulgated thereunder or pursuant to the Securities Exchange Act of 1934 or any rule promulgated thereunder or pursuant to NASDAQ rules.

Adjustments

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of Intuit’s common stock, or any similar event affecting Intuit’s common stock, the Compensation Committee shall adjust the number and kind of shares available for grant under the 2005 Plan, and subject to the various limitations set forth in the Plan, the number and kind of shares subject to outstanding awards under the Plan, and the exercise or settlement price of outstanding stock options and of other awards.

The impact of a merger or other reorganization of Intuit on outstanding awards granted under the Plan shall be specified in the agreement relating to the merger or reorganization, subject to the limitations and restrictions set forth in the Plan. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash. With regard to each outstanding stock option, in the event an employee is terminated within one year of a merger or other specified transaction, the stock option will vest as to the number of shares that would have vested if the employee had remained employed for 12 months following his or her date of termination.

U.S. Tax Consequences

Stock option grants under the Plan may be intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code or may be non-qualified stock options governed by Section 83 of the Internal Revenue Code. Generally, no federal income tax is payable by a participant upon the grant of a stock option and no deduction is taken by the company. Intuit’s practice has been to grant non-qualified stock options. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. Intuit will be entitled to a corresponding deduction on its income tax return. A participant will have no taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that alternative minimum tax may apply), and Intuit will receive no deduction when an incentive stock option is exercised. The treatment for a participant of a disposition of shares acquired through the exercise of an option depends on how long the shares were held and on whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. Intuit may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Restricted stock awards, stock bonus awards and restricted stock units are governed by Section 83 of the Internal Revenue Code. For restricted stock awards generally, no taxes are due when the award is initially made, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (i.e., becomes vested or transferable). Income tax is paid on the value of the stock at ordinary rates when the restrictions lapse, and then at capital gain rates when the shares are sold. For stock bonus awards and restricted stock units, the award becomes taxable when the shares are issued. Income tax is paid on the value of the stock or units when the shares are issued, and then at capital gain rates when the shares are sold.

As described above, awards granted under the Plan may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code in order to preserve federal income tax deductions by Intuit with respect to annual compensation required to be taken into account under Section 162(m) that is in excess of $1 million and paid to one of Intuit’s five most highly compensated executive officers. To so qualify, options and other awards must be granted under the Plan by a committee consisting solely of two or more “outside directors” (as defined under regulations) and satisfy the Plan’s limit on the total number of shares that may be awarded to any one participant during any calendar year. In addition, for awards other than options to qualify as “performance-based compensation,” the issuance or vesting of the award, as the case may be, must be contingent upon satisfying one or more of the performance criteria described above, as established and certified by a committee consisting solely of two or more “outside directors.”

The Plan has been drafted to in order to avoid the application of taxes, under Section 409A of the Internal Revenue Code, on any participants.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information, as of July 31, 2007, concerning securities authorized for issuance under all of Intuit’s equity compensation plans, excluding the additional shares we are proposing to add to the 2005 Equity Incentive Plan in Proposal No. 3.

Number of
Securities
Remaining
	Number of		Weighted-		Available for
	Securities to be		Average		Future Issuance
	Issued Upon		Exercise		Under Equity
	Exercise of		Price of		Compensation
	Outstanding		Outstanding		Plans (Excluding
	Options,		Options,		Securities
	Warrants and		Warrants and		Reflected in
Plan Category	Rights (#)		Rights ($)		Column (a)) (#)
	(a)		(b)		(c)

Equity compensation plans approved by security holders	55,613,243	(1)	24.18	(2)	9,684,801	(3)
Equity compensation plans not approved by security holders	2,097,382	(4)	20.82		—

Total	57,710,625		24.05	(2)	9,684,801

(1)	Represents 52,392,268 shares issuable upon exercise of options and 3,220,975 shares issuable under RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(2)	RSUs have been excluded for purposes of computing weighted-average exercise prices.

(3)	Represents 6,410,464 shares available for issuance under our 2005 Equity Incentive Plan and 3,274,337 shares available for issuance under our Employee Stock Purchase Plan.

(4)	Represents (i) outstanding options to purchase 816,643 shares at a weighted-average exercise price of $20.00, which were granted under our 1998 Option Plan for Mergers and Acquisitions; and (ii) outstanding options to purchase 1,280,739 shares at a weighted-average exercise price of $21.34, which were assumed in connection with corporate acquisitions.

EQUITY COMPENSATION PLANS NOT APPROVED BY SECURITY HOLDERS

1998 Option Plan for Mergers and Acquisitions

In November 1998, our Board adopted the 1998 Option Plan for Mergers and Acquisitions (the “1998 Plan”) to grant non-qualified stock options to individuals Intuit hires as a result of acquisitions of, or mergers with, other companies. The 1998 Plan terminated on December 9, 2004 when stockholders approved the 2005 Equity Incentive Plan. Options granted prior to that date remain outstanding pursuant to their original terms and conditions. Intuit no longer grants any equity awards under the 1998 Plan.

Shares Subject to the 1998 Plan.  As of July 31, 2007, an aggregate of 816,643 shares remained issuable upon exercise of options granted under the 1998 Plan. If any option granted under the 1998 Plan expires or terminates for any reason without being exercised in full, the unexercised shares will not be available for grant by Intuit. All outstanding options are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the 1998 Plan.

Other Plan Terms.  Options under the 1998 Plan could only be granted to employees, officers, consultants, independent contractors and advisors of Intuit or any parent, subsidiary or affiliate of Intuit hired as a result of a merger or acquisition and within 18 months following the completion of that acquisition or merger. If Intuit were acquired and the acquiring corporation did not assume or replace the awards granted under the 1998 Plan, or if Intuit were to liquidate or dissolve, all outstanding awards would become fully vested at such time and on such conditions as the Board determined, and the awards would expire at the closing of the transaction or at the time of dissolution or liquidation. If Intuit were acquired and the acquiring company assumed the outstanding options under the 1998

Plan, options granted on or after May 31, 2002 would accelerate as to 12 months of vesting if the optionee were terminated within one year following the acquisition.

PROPOSAL NO. 4

ADOPTION OF THE INTUIT INC. SENIOR EXECUTIVE INCENTIVE PLAN

We are asking our stockholders to approve adoption of the Intuit Inc. Senior Executive Incentive Plan. The Compensation Committee of the Board adopted the Senior Executive Incentive Plan on October 23, 2007, subject to stockholder approval.

The Senior Executive Incentive Plan is a component of Intuit’s overall strategy to pay its employees for delivering measurable results. The purposes of the Senior Executive Incentive Plan are to motivate senior executives (as defined in the plan) by tying compensation to performance, to reward exceptional performance that supports overall Intuit objectives and to attract and retain top-performing senior executives.

The Senior Executive Incentive Plan is intended to satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). The Board believes that it is in the best interests of Intuit and its stockholders to ensure that bonuses to be paid to executive officers are deductible by Intuit for federal income tax purposes. Accordingly, Intuit has structured the Senior Executive Incentive Plan to satisfy the requirements of Section 162(m) of the Code for “performance-based” compensation. Generally, under Section 162(m), the federal income tax deductibility of compensation paid to Intuit’s President and Chief Executive Officer and each of the next three most highly compensated executive officers (other than its Chief Financial Officer) may be limited to the extent that it exceeds $1,000,000 in any one year. Intuit can deduct compensation in excess of that amount if the compensation qualifies as “performance-based compensation” under Section 162(m).

One of the requirements of “performance-based compensation” is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by Intuit stockholders. For purposes of Section 162(m) the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the Senior Executive Incentive Plan, each of these aspects is discussed below, and stockholder approval of the Senior Executive Incentive Plan is intended to constitute approval of each of these aspects of the Senior Executive Incentive Plan for purposes of the approval requirements of Section 162(m).

Below is a summary of the principal provisions of the Senior Executive Incentive Plan. We have attached the Senior Executive Incentive Plan as Appendix B to this proxy statement, and the following description of the Senior Executive Incentive Plan is qualified in its entirety by reference to that Appendix.

Proposal No. 4 must be approved by a majority of the votes cast on the proposal. Abstentions and broker non-votes will not affect the outcome of this proposal.

The Board of Directors recommends a vote FOR
adoption of the Intuit Inc. Senior Executive Incentive Plan

Background

The Compensation Committee will administer the Senior Executive Incentive Plan. Compensation Committee members must qualify as “outside directors” under Section 162(m) in order for cash awards under the Executive Incentive Plan to qualify as deductible performance-based compensation under Section 162(m). Our Compensation Committee members meet this requirement. Subject to the terms of the Senior Executive Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will receive awards and the amounts, terms and conditions of each award. Under the Senior Executive Incentive Plan, during any Intuit fiscal year no participant may receive an award of more than $5,000,000.

Eligibility

In selecting participants for the Senior Executive Incentive Plan, the Compensation Committee will choose those senior executives (Senior Vice President and above) who the Committee believes are most likely to make significant contributions to Intuit’s success. The actual number of employees who will receive awards under the Senior Executive Incentive Plan cannot be determined in advance because eligibility for participation is at the discretion of the Compensation Committee. However, there are currently 17 employees who hold positions of Senior Vice President or above. Participation in future years is at the discretion of the Compensation Committee.

Senior Executive Incentive Plan Awards

Under the Senior Executive Incentive Plan, the Compensation Committee will determine the fiscal year or other performance period for measuring actual performance (each a “Performance Period”). The Compensation Committee will establish for each Performance Period (a) the performance goals based on business criteria and the target levels of performance, and (b) a formula for calculating a participant’s award based on actual performance compared to the pre-established performance goals. Performance goals will be based on one or more of the following business criteria: revenue, operating income, net income, earnings per share, return on net assets, cash flow, stockholder return, return on investment, revenue growth, market share, strategic positioning, return on equity, new product releases and employee productivity and satisfaction metrics.

The Compensation Committee may set performance periods and performance goals that differ from participant to participant. For example, the Compensation Committee may designate performance goals based on either Intuit-wide or business unit results, as appropriate for the participant’s specific responsibilities.

After the end of each Performance Period, the Compensation Committee will determine the extent to which the performance goals for each participant were achieved. The Compensation Committee will determine the actual award (if any) for each participant by the level of actual performance achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the Executive Incentive Plan generally will be payable in cash after the end of the Performance Period during which the award was earned.

Fiscal 2008 Senior Executive Incentive Plan Benefits

Since payments under the Senior Executive Incentive Plan will be determined by comparing actual performance to the performance goals established by the Compensation Committee under this plan, it is not possible to predict the amount of benefits that will be paid under the Senior Executive Incentive Plan for any Performance Period. Performance goals under the Executive Incentive Plan for the Performance Period from August 1, 2007 through July 31, 2008 were established in October 2007.

Senior Executive Incentive Plan Amendments

The Compensation Committee may amend or terminate the Senior Executive Incentive Plan at any time and for any reason. In order to maintain the plan’s qualification under Section 162(m), material amendments of the Senior Executive Incentive Plan will require stockholder approval.

APPENDIX A

INTUIT INC.
Supplemental Information for the Compensation Discussion and Analysis of the
Proxy Statement for the 2007 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Compensation Discussion and Analysis (“CD&A”) beginning on page 17 of this proxy statement contains non-GAAP financial measures. Table 1 on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP net income (loss) per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when assessing the performance of the organization, our operating segments or our senior management. Segment managers are not held accountable for share-based compensation expenses, acquisition-related costs, or the other excluded items that may impact their business units’ operating income (loss) and, accordingly, we exclude these amounts from our measures of segment performance. We also exclude these amounts from our budget and planning process. We believe that our non-GAAP financial measures also facilitate the comparison of results for current periods and guidance for future periods with results for past periods. We exclude the following items from our non-GAAP financial measures:

•	Share-based compensation expenses. Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options, restricted stock, restricted stock units and purchases of common stock under our Employee Stock Purchase Plan. Segment managers are not held accountable for share-based compensation expenses impacting their business units’ operating income (loss) and, accordingly, we exclude share-based compensation expenses from our measures of segment performance. While share-based compensation is a significant expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. We exclude share-based compensation expenses from our non-GAAP financial measures for these reasons and the other reasons stated above. We compute weighted average dilutive shares using the method required by SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

•	Amortization of purchased intangible assets and acquisition-related charges. In accordance with GAAP, amortization of purchased intangible assets in cost of revenue includes amortization of software and other technology assets related to acquisitions and acquisition-related charges in operating expenses includes amortization of other purchased intangible assets such as customer lists, covenants not to compete and trade names. Acquisition activities are managed on a corporate-wide basis and segment managers are not held accountable for the acquisition-related costs impacting their business units’ operating income (loss). We exclude these amounts from our measures of segment performance and from our budget and planning process. We exclude these items from our non-GAAP financial measures for these reasons, the other reasons stated above and because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

•	Gains and losses on disposals of businesses and assets. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operating results.

•	Gains and losses on marketable equity securities and other investments. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operating results.

•	Income tax effects of excluded items. Our non-GAAP financial measures exclude the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. We exclude the impact of these tax items for the reasons stated above and because management believes that they are not indicative of our ongoing business operations.

•	Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures for the reasons stated above and because they are unrelated to our ongoing business operations.

The following describes each non-GAAP financial measure, the items excluded from the most directly comparable GAAP measure in arriving at each non-GAAP financial measure, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

(A) Operating income (loss). We exclude share-based compensation expenses, amortization of purchased intangible assets and acquisition-related charges from our GAAP operating income (loss) from continuing operations in arriving at our non-GAAP operating income (loss) primarily because we do not consider them part of ongoing operating results when assessing the performance of the organization, our operating segments and senior management or when undertaking our budget and planning process. We believe that the exclusion of these expenses from our non-GAAP financial measures also facilitates the comparison of results for current periods and guidance for future periods with results for prior periods. In addition, we exclude amortization of purchased intangible assets and acquisition-related charges from non-GAAP operating income (loss) because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories.

(B) Net income (loss) and net income (loss) per share (or earnings per share). We exclude share-based compensation expenses, amortization of purchased intangible assets, acquisition-related charges, net gains on marketable equity securities and other investments, gains and losses on disposals of businesses, certain tax items as described above, and amounts related to discontinued operations from our GAAP net income (loss) and net income (loss) per share in arriving at our non-GAAP net income (loss) and net income (loss) per share. We exclude all of these items from our non-GAAP net income (loss) and net income (loss) per share primarily because we do not consider them part of ongoing operating results when assessing the performance of the organization, our operating segments and senior management or when undertaking our budget and planning process. We believe that the exclusion of these items from our non-GAAP financial measures also facilitates the comparison of results for current periods and guidance for future periods with results for prior periods.

In addition, we exclude amortization of purchased intangible assets and acquisition-related charges from our non-GAAP net income (loss) and net income (loss) per share because we believe that excluding these items facilitates comparisons to the results of other companies in our industry, which have their own unique acquisition histories. We exclude gains on marketable equity securities and other investments, net from our non-GAAP net income (loss) and net income (loss) per share because they are unrelated to our ongoing business operating results. Our non-GAAP financial measures exclude the income tax effects of the adjustments described above that relate to the current period as well as adjustments for similar items that relate to prior periods. We exclude the impact of these tax items because management believes that they are not indicative of our ongoing business operations. The effective tax rates used to calculate non-GAAP net income (loss) and net income (loss) per share were as follows: 33% for fiscal 2002 and 2003; 34% for fiscal 2004; 35% for fiscal 2005; 37% for fiscal 2006; and 36% for fiscal 2007. Finally, we exclude amounts related to discontinued operations from our non-GAAP net income (loss) and net income (loss) per share because they are unrelated to our ongoing business operations.

We refer to these non-GAAP financial measures in assessing the performance of Intuit’s ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to Intuit’s historical operating results. We have historically reported similar non-GAAP financial measures and believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year.

TABLE 1

INTUIT INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

	Twelve Months Ended July 31,
	2007	2006	2005	2004	2003	2002
	(In thousands, except per share amounts)
	(Unaudited)

GAAP operating income from continuing operations	$637,570	$565,594	$528,701	$421,164	$343,317	$50,702
Amortization of purchased intangible assets	30,926	8,785	9,135	9,069	10,241	12,378
Acquisition-related charges	19,964	9,478	12,686	19,576	28,853	181,289
Charge for purchased research and development	—	—	—	—	1,070	2,151
Share-based compensation expense	76,313	70,340	5,489	6,232	2,714	2,534
Loss on impairment of long-lived asset and other	—	—	—	—	—	27,000

Non-GAAP operating income	$764,773	$654,197	$556,011	$456,041	$386,195	$276,054

GAAP net income	$440,003	$416,963	$381,627	$317,030	$343,034	$140,160
Amortization of purchased intangible assets	30,926	8,785	9,135	9,069	10,241	12,378
Acquisition-related charges	19,964	9,478	12,686	19,576	28,853	181,289
Charge for purchased research and development	—	—	—	—	1,070	2,151
Share-based compensation expense	76,313	70,340	5,489	6,232	2,714	2,534
Loss on impairment of long-lived asset and other	—	—	—	—	—	27,000
Pre-tax (gain) loss on disposal of businesses	(31,676)	(2,364)	—	—	—	(8,308)
(Gains) losses on marketable equity securities	(1,568)	(7,629)	(5,225)	(1,729)	(10,912)	15,535
Income taxes related to non-GAAP items	(34,512)	(19,047)	(7,730)	(11,270)	(10,549)	(76,751)
Discrete GAAP tax items and other	5,537	(3,458)	(13,298)	(25,146)	59	(6,335)
Discontinued operations	3,465	(36,000)	(3,884)	7,237	(80,233)	(86,421)

Non-GAAP net income	$508,452	$437,068	$378,800	$320,999	$284,277	$203,232

GAAP diluted net income per share	$1.24	$1.16	$1.01	$0.79	$0.81	$0.32

Non-GAAP diluted net income per share	$1.43	$1.21	$1.01	$0.80	$0.67	$0.47

Shares used in diluted per share amounts	355,815	360,471	376,796	400,162	421,910	435,794

See “About Non-GAAP Financial Measures” immediately preceding Table 1 for more information on these non-GAAP financial measures, the items excluded from the most directly comparable GAAP measures in arriving at non-GAAP financial measures, and the reasons management uses each measure and excludes the specified amounts in arriving at each non-GAAP financial measure.

APPENDIX B

INTUIT INC.

SENIOR EXECUTIVE INCENTIVE PLAN

As Adopted by the Compensation Committee of the Board on October 23, 2007
And Approved by Stockholders on December   , 2007

1.	Purposes

The Intuit Inc. Senior Executive Incentive Plan is a component of Intuit’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Intuit objectives; and (C) attract and retain top performing employees.

2.	Definitions

A. “Award” means any cash incentive payment made under the Plan.

B. “Code” means the Internal Revenue Code of 1986, as amended.

C. “Committee” means the Compensation Committee of Intuit’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

D. “Intuit” means Intuit Inc. and any corporation or other business entity of which Intuit (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

E. “Senior Executive” means an Intuit employee who holds a position with the title of Senior Vice President or above.

F. “Participant” means any Senior Executive to whom an Award is granted under the Plan.

G. “Plan” means this Plan, which shall be known as the Intuit Senior Executive Incentive Plan.

3.	Administration

A. The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i) interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii) adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii) select Senior Executives to receive Awards;

(iv) determine the terms of Awards;

(v) determine amounts subject to Awards (within the limits prescribed in the Plan);

(vi) determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Intuit or an acquired business unit;

(vii) grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii) accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x) take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi) adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii) amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Intuit’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

B. The Committee may delegate its authority to grant and administer Awards to a separate committee; however, only the Committee may grant and administer Awards which are intended to qualify as performance-based compensation under Code Section 162(m).

4.	Eligibility

Only Senior Executives designated by the Committee as eligible may become Participants in the Plan.

5.	Performance Goals

A. The Committee shall establish performance goals applicable to a particular fiscal year (or performance period) prior to its start, provided, however, that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain if such a method of establishing performance goals is permitted under proposed or final regulations issued under Code Section 162(m).

B. Each performance goal applicable to a fiscal year (or performance period) shall be one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either Intuit as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee::

•	Net income

•	Stockholder return

•	Earnings per share

•	Revenue

•	Return on investment

•	Revenue growth

•	Operating income

•	Market share

•	Strategic positioning

•	Return on net assets programs

•	Return on equity

•	Cash flow

•	New product releases

•	Employee productivity and satisfaction metrics

C. The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D. The Committee shall base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

E. As soon as reasonably practicable following the conclusion of each fiscal year (or performance period), the Committee shall certify, in writing, if and the extent to which the performance goal or goals have been satisfied, to the extent required by Code Section 162(m).

6.	Awards

A. Awards may be made on the basis of Intuit and/or business unit performance goals and formulas determined by the Committee. During any Intuit fiscal year, no Participant shall receive an Award of more $5,000,000.

B. The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

C. The payment of an Award requires that the Participant be an active employee and on Intuit’s payroll on the day the Award is paid to receive any portion of the Award. The Committee may make exceptions to this requirement in the case of retirement, death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion.

D. Intuit shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

7.	General

A. The Plan shall become effective as of October 23, 2007, contingent upon stockholder approval of the Plan.

B. Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Intuit for the account of the Participant under the Plan.

C. Participation in the Plan shall not give any Senior Executive any right to remain in Intuit’s employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

D. To the extent any person acquires a right to receive payments from Intuit under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Intuit’s.

E. The Plan shall be governed by and construed in accordance with the laws of the State of California.

F. The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.

INTUIT INC.
2005 EQUITY INCENTIVE PLAN
(As Amended on October 23, 2007 and Approved by the Shareholders on December    , 2007)
     1. PURPOSE. The purpose of the Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, its Parent or Subsidiaries by offering them an opportunity to participate in the Company’s future performance through awards of Options, Restricted Stock, Stock Bonuses, Stock Appreciation Rights (SARs) and Restricted Stock Units. Capitalized terms not defined in the text are defined in Section 26.
     2. SHARES SUBJECT TO THE PLAN.
          2.1 Number of Shares Available. Subject to Sections 2.2 and 21, 46,000,000 Shares are available for grant and issuance under the Plan. Shares that are subject to: (a) issuance upon exercise of an Option or SAR granted under this Plan but cease to be subject to the Option or SAR for any reason other than exercise of the Option; (b) an Award granted under this Plan but are forfeited or are repurchased by the Company at the original issue price; or (c) an Award granted under this Plan that otherwise terminates without Shares being issued, will return to the pool of Shares available for grant and issuance under this Plan. In any fiscal year of the Company no more than fifty percent (50%) of the Shares subject to Awards granted in such fiscal year may have an Exercise Price or Purchase Price per Share that is less than Fair Market Value on the applicable date of grant. In order that ISOs may be granted under this Plan, no more than 46,000,000 shares shall be issued as ISOs. The Company may issue Shares which are authorized but unissued or treasury shares pursuant to the Awards granted under this Plan. At all times the Company will reserve and keep available a sufficient number of Shares to satisfy the requirements of all outstanding Options and SARs granted under the Plan and all other outstanding but unvested Awards granted under the Plan.
          2.2 Adjustment of Shares. If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, extraordinary dividend of cash or stock or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance under the Plan and the limits that are set forth in Section 2.1; (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs; (c) the number of Shares subject to other outstanding Awards; (d) the 4,000,000 and 6,000,000 maximum number of shares that may be issued to an individual in any one calendar year set forth in Section 3; and (e) the number of Shares that are granted as Options to Non-Employee Directors as set forth in Section 10, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided that fractions of a Share will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share or will be rounded up to the nearest whole Share, as determined by the Committee; and provided further that the Exercise Price of any Option may not be decreased to below the par value of the Shares.
     3. ELIGIBILITY. ISOs may be granted only to employees (including officers and directors who are also employees) of the Company or of a Parent or Subsidiary. All other Awards may be granted to employees (including officers and directors who are also employees), non-employee directors and consultants of the Company or any Parent or Subsidiary; provided that such consultants, contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The Committee (or its designee under 4.1(c)) will from time to time determine and designate among the eligible persons who will be granted one or more Awards under the Plan. A person may be granted more than one Award under the Plan. However, no person will be eligible to receive more than 4,000,000 Shares issuable under Awards granted in any calendar year, other than new employees of the Company or of a Parent or Subsidiary (including new employees who are also officers and directors of the Company or any Parent or Subsidiary), who are eligible to receive up to a maximum of 6,000,000 Shares issuable under Awards granted in the calendar year in which they commence their employment.

     4. ADMINISTRATION.
          4.1 Committee Authority. The Plan shall be administered by the Committee or by the Board acting as the Committee. Except for automatic grants to Non-Employee Directors pursuant to Section 10 hereof, and subject to the general purposes, terms and conditions of the Plan, the Committee will have full power to implement and carry out the Plan. Without limiting the previous sentence, the Committee will have the authority to:
(a)	construe and interpret the Plan, any Award Agreement and any other agreement or document executed pursuant to the Plan;

(b)	prescribe, amend and rescind rules and regulations relating to the Plan or any Award, including determining the subplans, forms and agreements used in connection with the Plan; provided that the Committee may delegate to the President, the Chief Financial Officer or the officer in charge of Human Resources, in consultation with the General Counsel, the authority to approve revisions to the forms and agreements used in connection with the Plan that are designed to facilitate Plan administration both domestically and abroad, and that are not inconsistent with the Plan or with any resolutions of the Committee relating to the Plan;

(c)	select persons to receive Awards; provided that the Committee may delegate to one or more Executive Officers (who would also be considered “officers” under Delaware law) the authority to grant an Award under the Plan to Participants who are not Insiders;

(d)	determine the terms of Awards;

(e)	determine the number of Shares or other consideration subject to Awards;

(f)	determine whether Awards will be granted singly, in combination, or in tandem with, in replacement of, or as alternatives to, other Awards under the Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary;

(g)	grant waivers of Plan or Award conditions;

(h)	determine the vesting, exercisability, transferability, and payment of Awards;

(i)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award Agreement;
(j)	determine whether an Award has been earned;

(k)	amend the Plan; or

(l)	make all other determinations necessary or advisable for the administration of the Plan.
          4.2 Committee Interpretation and Discretion. Except for automatic grants to Non-Employee Directors pursuant to Section 10 hereof, any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan. Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant. The Committee may delegate to one or more Executive Officers, the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and Participant.

Notwithstanding any provision of the Plan to the contrary, administration of the Plan shall at all times be limited by the requirement that any administrative action or exercise of discretion shall be void (or suitably modified when possible) if necessary to avoid the application to any Participant of immediate taxation and/or tax penalties under Section 409A of the Code.
     5. OPTIONS. The Committee may grant Options to eligible persons and will determine (a) whether the Options will be ISOs or NQSOs; (b) the number of Shares subject to the Option, (c) the Exercise Price of the Option, (d) the period during which the Option may be exercised, and (e) all other terms and conditions of the Option, subject to the provisions of this Section 5 and the Plan. Options granted to Non-Employee Directors pursuant to Section 10 hereof shall be governed by that Section.
          5.1 Form of Option Grant. Each Option granted under the Plan will be evidenced by a Stock Option Agreement that will expressly identify the Option as an ISO or NQSO. Except as otherwise required by the terms of Options to Non-Employee Directors as provided in the terms of Section 10 hereof, the Stock Option Agreement will be substantially in a form and contain such provisions (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan.
          5.2 Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant the Option, unless a later date is otherwise specified by the Committee. The Stock Option Agreement, and a copy of the Plan and the current Prospectus for the Plan (plus any additional documents required to be delivered under applicable laws), will be delivered to the Participant within a reasonable time after the Option is granted. The Stock Option Agreement, Plan, the Prospectus and other documents may be delivered in any manner (including electronic distribution or posting) that meets applicable legal requirements.
          5.3 Exercise Period and Expiration Date. An Option will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Stock Option Agreement governing such Option, subject to the provisions of Section 5.6, and subject to Company policies established by the Committee (or by individuals to whom the Committee has delegated responsibility) from time to time with respect to vesting during leaves of absences. The Stock Option Agreement shall set forth the last date that the Option may be exercised (the “Expiration Date”); provided that no Option will be exercisable after the expiration of seven years from the date the Option is granted; and provided further that no ISO granted to a Ten Percent Stockholder will be exercisable after the expiration of five years from the date the Option is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of Shares subject to the Option as the Committee determines.
          5.4 Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted and, subject to the limit of Section 2.1, may be less than Fair Market Value (but not less than the par value of the Shares); provided that (i) the Exercise Price of an ISO will not be less than the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than 110% of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased must be made in accordance with Section 11 of the Plan and the Stock Option Agreement.
          5.5 Procedures for Exercise. A Participant or Authorized Transferee may exercise Options by following the procedures established by the Company’s Stock Administration Department, as communicated and made available to Participants through the stock pages on the Intuit Legal Department intranet web site, and/or through the Company’s electronic mail system.
          5.6 Termination.
     (a) Vesting. Any Option granted to a Participant will cease to vest on the Participant’s Termination Date, if the Participant is Terminated for any reason other than “total disability” (as defined in this Section 5.6(a)) or death. Any Option granted to a Participant who is an employee who has been actively employed by the Company or any Subsidiary for one year or more or who is a director, will vest as to 100% of the Shares subject to such Option, if the Participant is Terminated due to “total disability” or death. For purposes of this Section 5.6(a), “total disability” shall mean: (i) (A) for so long as such definition is used for purposes of the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan, that the Participant is unable to perform each of the material duties of any gainful occupation for which the Participant is or becomes reasonably fitted by training, education or experience and which total disability is in fact preventing the Participant from engaging in any employment or occupation for wage or profit; or, (B) if such definition has changed, such other definition of “total disability” as determined under the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (ii) the Company shall have received from the Participant’s primary physician a certification that the Participant’s total disability is likely to be permanent. Any Option held by an employee who is Terminated by the Company, or any Subsidiary or Parent within one year following the date of a Corporate Transaction, will immediately vest as to such number of Shares as the Participant would have been vested in twelve months after the date of Termination had the Participant remained employed for that twelve month period.
     (b) Post-Termination Exercise Period. Following a Participant’s Termination, the Participant’s Option may be exercised to the extent vested as set forth in Section 5.6(a):
          (i) no later than 90 days after the Termination Date if a Participant is Terminated for any reason except death or Disability, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option; or
          (ii) no later than (A) twelve months after the Termination Date in the case of Termination due to Disability or (B) eighteen months after the Termination Date in the case of Termination due to death or if a Participant dies within three months of the Termination Date, unless a longer time period, not exceeding five years, is specifically set forth in the Participant’s Stock Option Agreement; provided that no Option may be exercised after the Expiration Date of the Option.
          5.7 Limitations on Exercise. The Committee may specify a reasonable minimum number of Shares that may be purchased on any exercise of an Option; provided that the minimum number will not prevent a Participant from exercising an Option for the full number of Shares for which it is then exercisable.
          5.8 Limitations on ISOs. The aggregate Fair Market Value (determined as of the date of grant) of Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year (under the Plan or under any other incentive stock option plan of the Company or any Parent or Subsidiary) shall not exceed $100,000. If the Fair Market Value of Shares on the date of grant with respect to which ISOs are exercisable for the first time by a Participant during any calendar year exceeds $100,000, the Options for the first $100,000 worth of Shares to become exercisable in that calendar year will be ISOs, and the Options for the Shares with a Fair Market Value in excess of $100,000 that become exercisable in that calendar year will be NQSOs. If the Code is amended to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit shall be automatically incorporated into the Plan and will apply to any Options granted after the effective date of the Code’s amendment.
          5.9 Notice of Disqualifying Dispositions of Shares Acquired on Exercise of an ISO. If a Participant sells or otherwise disposes of any Shares acquired pursuant to the exercise of an ISO on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after the exercise of the ISO (in either case, a “Disqualifying Disposition”), the Company may require the Participant to immediately notify the Company in writing of such Disqualifying Disposition.
          5.10 Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor; provided that any such action may not, without the written consent of Participant, impair any of Participant’s rights under any Option previously granted; and provided, further that without stockholder approval, the modified, extended, renewed or new Option may not have a lower Exercise Price than the outstanding Option. Any outstanding ISO that is modified, extended, renewed or otherwise altered shall be treated in accordance with Section 424(h) of the Code. The Committee may reduce the Exercise Price of outstanding Options without the consent of Participants affected, by a written notice to them; provided, however, that unless prior stockholder approval is secured, the Exercise Price may not be reduced below that of the outstanding Option.
          5.11 No Disqualification. Notwithstanding any other provision in the Plan, no term of the Plan relating to ISOs will be interpreted, amended or altered, and no discretion or authority granted under the Plan will be exercised, so as to disqualify the Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
     6. RESTRICTED STOCK AWARDS.
          6.1 Awards of Restricted Stock. A Restricted Stock Award is an offer by the Company to sell to an eligible person Shares that are subject to restrictions. The Committee will determine to whom an offer will be made, the number of Shares the person may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the following:
          6.2 Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by a Restricted Stock Purchase Agreement, which will be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. A Participant accepts a Restricted Stock Award by signing and delivering to the Company a Restricted Stock Purchase Agreement with full payment of the Purchase Price, within thirty days from the date the Restricted Stock Purchase Agreement was delivered to the Participant. If the Participant does not accept the Restricted Stock Award within thirty days, then the offer of the Restricted Stock Award will terminate, unless the Committee determines otherwise.
          6.3 Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and, subject to the limit of Section 2.1, may be less than Fair Market Value (but not less than the par value of the Shares) on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of the Plan and the Restricted Stock Purchase Agreement, and in accordance with any procedures established by the Company’s Stock Administration Department, as communicated and made available to Participants through the stock pages on the Intuit Legal Department intranet web site, and/or through the Company’s electronic mail system.
          6.4 Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose. These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of the performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Restricted Stock Purchase Agreement. Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the payment for Shares to be purchased under any Restricted Stock Award, the Committee shall determine the extent to which such Restricted Stock Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
          6.5 Termination During Performance Period. If a Participant is Terminated during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Restricted Stock Award only to the extent earned as of the date of Termination in accordance with the Restricted Stock Purchase Agreement, unless the Committee will determine otherwise.
     7. STOCK BONUS AWARDS.
          7.1 Awards of Stock Bonuses. A Stock Bonus Award is an award to an eligible person of Shares (which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. All Stock Bonus Awards shall be made pursuant to a Stock Bonus Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan. No payment will be required for Shares awarded pursuant to a Stock Bonus Award, but the number of Shares awarded is subject to the limit of Section 2.1.
          7.2 Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. If the Stock Bonus Award is to be earned upon the satisfaction of performance goals, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Prior to the issuance of any Shares or other payment to a Participant pursuant to a Stock Bonus Award, the Committee will determine the extent to which the Stock Bonus Award has been earned. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to a Stock Bonus Award to take into account changes in law and accounting or tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.
          7.3 Form of Payment to Participant. The Committee will determine whether the earned portion of a Stock Bonus Award will be paid to the Participant currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee may determine. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a Stock Bonus Award to a date or dates after the Stock Bonus Award is earned provided that the terms of the Stock Bonus Award and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, and in either a lump sum payment or in installments.
          7.4 Termination of Participant . In the event of a Participant’s Termination during a Performance Period or vesting period, for any reason, then such Participant will be entitled to payment (whether in Shares, cash or otherwise) with respect to the Stock Bonus Award only to the extent earned as of the date of Termination in accordance with the Stock Bonus Agreement, unless the Committee determines otherwise.
     8. STOCK APPRECIATION RIGHTS.
          8.1 Awards of SARs. A Stock Appreciation Right (“SAR”) is an award to an eligible person that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to the value determined by multiplying the difference between the Fair Market Value on the date of exercise over the Exercise Price and the number of Shares with respect to which the SAR is being settled. The SAR may be granted for services to be rendered or for past services already rendered to the Company, or any Parent or Subsidiary. All SARs shall be made pursuant to a SAR Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
          8.2 Terms of SARs. The Committee will determine the terms of a SAR including, without limitation: (a) the number of Shares deemed subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect on each SAR of the Participant’s Termination. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and, subject to the limit of Section 2.1, may be less than Fair Market Value (but not less than the par value of the Shares.) A SAR may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual SAR Agreement. If the SAR is being earned upon the satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any. Prior to settlement of any SAR earned upon the satisfaction of performance goals pursuant to a SAR Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different performance goals and other criteria. The Exercise Price of an outstanding SAR may not be reduced without stockholder approval.
          8.3 Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the SAR Agreement governing such SAR. The SAR Agreement shall set forth the last date that the SAR may be exercised (the “Expiration Date”); provided that no SAR will be exercisable after the expiration of seven years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.
          8.4 Form and Timing of Settlement. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made.
     9. RESTRICTED STOCK UNITS
          9.1 Awards of Restricted Stock Units. A Restricted Stock Unit (“RSU”) is an award to an eligible person covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary. The Committee may authorize the issuance of RSUs to certain eligible persons who elect to defer cash compensation. All RSUs shall be made pursuant to a RSU Agreement, which shall be in substantially a form (which need not be the same for each Participant) that the Committee or an officer of the Company (pursuant to Section 4.1(b)) has from time to time approved, and will comply with and be subject to the terms and conditions of the Plan (including the limit set forth in Section 2.1).
          9.2 Terms of RSUs. The Committee will determine the terms of a RSU including, without limitation: (a) the number of Shares deemed subject to the RSU; (b) the time or times during which the RSU may be exercised; (c) the consideration to be distributed on settlement, and the effect on each RSU of the Participant’s Termination. A RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s individual RSU Agreement. If the RSU is being earned upon satisfaction of performance goals, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU. Prior to settlement of any RSU earned upon the satisfaction of performance goals pursuant to a RSU Agreement, the Committee shall determine the extent to which such SAR has been earned. Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria. The number of Shares may be fixed or may vary in accordance with such performance goals and criteria as may be determined by the Committee. The Committee may adjust the performance goals applicable to the RSUs to take into account changes in law and accounting and to make such adjustments as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships.
          9.3 Form and Timing of Settlement. The portion of a RSU being settled may be paid currently or on a deferred basis with such interest or dividend equivalent, if any, as the Committee determines. To the extent permissible under law, the Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code and provided further that payout shall not be deferred beyond March 15 of the year following the year of vesting unless a deferral election in compliance with Section 409A of the Code has been made. Payment may be made in the form of cash or whole Shares or a combination thereof, either in a lump sum payment or in installments, all as the Committee determines.
     10. AUTOMATIC GRANTS TO NON-EMPLOYEE DIRECTORS.1
          10.1 Eligibility. Non-Employee Directors are eligible for options granted pursuant to this Section 10.
          10.2 Initial Grant. Each Non-Employee Director who first becomes a member of the Board on or after July 26, 2006, will automatically be granted an option for 67,500 Shares on the date such Non-Employee Director first becomes a member of the Board. Each Option granted pursuant to this Section 10.2 shall be called an “Initial Grant”.
          10.3 Succeeding Grant. On each anniversary occurring on or after July 26, 2006, of an Initial Grant under this Plan (or under the Company’s 1996 Directors Stock Option Plan) each Non-Employee Director who has served continuously as a member of the Board during that period will automatically be granted an Option for 22,500 Shares. Each Option granted pursuant to this Section 10.3 shall be called a “Succeeding Grant”.
          10.4 Audit Committee Grants. Each Non-Employee Director who is appointed Chairperson of the Audit Committee, if any, on or after July 26, 2006, will automatically be granted an Option for 10,000 Shares on the day he or she is appointed (the “Audit Committee Chairperson Grant”). On each anniversary of a Non-Employee Director’s first Audit Committee Chairperson Grant on which the Non-Employee Director continues to be the Chairperson of the Audit Committee, the Non-Employee Director will automatically be granted an Option for 10,000 Shares (also an “Audit Committee Chairperson Grant”). Each Non-Employee Director who is appointed a new non-Chairperson member of the Audit Committee on or after July 26, 2006, will automatically be granted an Option for 7,500 Shares on the day he or she is appointed. The types of option grant referenced in the preceding two sentences or granted under this Section 10.4 prior to July 26, 2006, are each hereinafter referred to as an “Audit Committee Grant”. If on each subsequent anniversary occurring on or after July 26, 2006, of a Non-Employee Director’s first Audit Committee Grant, the Non-Employee Director is a non-Chairperson member of the Audit Committee and if the Non-Employee Director has been in continuous service on the Audit Committee since such Audit Committee Grant, then the Non-Employee Director will automatically be granted an Option for 7,500 Shares (each such Option a “Succeeding Audit Committee Grant”).
          10.5 Compensation and Organizational Development Committee Grants. Each Non-Employee Director who is appointed Chairperson of the Compensation and Organizational Development Committee, if any, on or after July 26, 2006, will automatically be granted an Option for 10,000 Shares on the day he or she is appointed (the “Compensation Committee Chairperson Grant”). On each anniversary of a Non-Employee Director’s first Compensation Committee Chairperson Grant on which the Non-Employee Director continues to be the Chairperson of the Compensation and Organizational Development Committee, the Non-Employee Director will automatically be granted an Option for 10,000 Shares (also a “Compensation Committee Chairperson Grant”). Each Non-Employee Director who is appointed a new non-Chairperson member of the Compensation and Organizational Development Committee on or after July 26, 2006, will automatically be granted

[1]	The automatic grants referenced in this Section 10 reflect the amendment of the Plan adopted by the Board on July 26, 2006. Previously Initial Grants were for 45,000 shares, Succeeding Grants were for 15,000 shares and grants for service on a qualifying committee were for 10,000 shares.

an Option for 7,500 Shares on the day he or she is appointed. The types of option grant referenced in the preceding two sentences or granted under this Section 10.5 prior to July 26, 2006, are each hereinafter referred to as a “Compensation Committee Grant”. If on each subsequent anniversary occurring on or after July 26, 2006, of a Non-Employee Director’s first Compensation Committee Grant the Non-Employee Director is a non-Chairperson member of the Compensation and Organizational Development Committee and if the Non-Employee Director has been in continuous service on the Compensation and Organizational Development Committee since such Compensation Committee Grant, then the Non-Employee Director will automatically be granted an Option for 7,500 Shares (each such Option a “Succeeding Compensation Committee Grant”).
          10.6 Nominating & Governance Committee Grants. Each Non-Employee Director who is appointed Chairperson of the Nominating & Governance Committee, if any, on or after July 26, 2006, will automatically be granted an Option for 10,000 Shares on the day he or she is appointed (the “Nominating & Governance Committee Chairperson Grant”). On each anniversary of a Non-Employee Director’s first Nominating & Governance Committee Chairperson Grant on which the Non-Employee Director continues to be the Chairperson of the Nominating & Governance Committee, the Non-Employee Director will automatically be granted an Option for 10,000 Shares (also a “Nominating & Governance Committee Chairperson Grant”). Each Non-Employee Director who is appointed a new non-Chairperson member of the Nominating & Governance Committee on or after July 26, 2006, will automatically be granted an Option for 7,500 Shares on the day he or she is appointed. The types of option grant referenced in the preceding two sentences or granted under this Section 10.6 prior to July 26, 2006, are each hereinafter referred to as a “Nominating & Governance Committee Grant”. If on each anniversary occurring on or after July 26, 2006, of a Non-Employee Director’s first Nominating & Governance Committee Grant the Non-Employee Director is a non-Chairperson member of the Nominating & Governance Committee and if the Non-Employee Director has been in continuous service on the Nominating & Governance Committee since such Nominating & Governance Committee Grant, the Non-Employee Director will automatically be granted an Option for 7,500 Shares (each such Option a “Succeeding Nominating & Governance Committee Grant”).
          10.7 Vesting and Exercisability
               (a) Initial Grants shall become exercisable as they vest as to 25% of the Shares upon the first anniversary of the date such Option is granted and an additional 2.0833% of the shares each month thereafter and become fully vested on the fourth anniversary of the date of grant, so long as the Non-Employee Director continuously remains a director or a consultant of the Company.
               (b) Succeeding Grants shall become exercisable as they vest as to 50% of the Shares upon the first anniversary of the date such Option is granted and an additional 4.1666% of the Shares each month thereafter and become fully vested on the second anniversary of the date of grant, so long as the Non-Employee Director continuously remains a director or a consultant of the Company.
               (c) Each Audit Committee Grant, Succeeding Audit Committee Grant, Compensation Committee Grant, Succeeding Compensation Committee Grant, Nominating & Governance Committee Grant and Succeeding Nominating & Governance Committee Grant shall become exercisable as they vest as to 8.333% of the Shares each month following the date of grant and become fully vested on the first anniversary of the date of grant, so long as the Non-Employee Director continuously remains a director or a consultant of the Company.
               (d) Any Option granted to a Non-Employee Director will vest as to 100% of the Shares subject to such Option, if the Non-Employee Director ceases to be a member of the Board or a consultant of the Company due to “total disability” or death. For purposes of this Section 10.7(d), “total disability” shall mean: (1) (i) for so long as such definition is used for purposes of the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan, that the Non-Employee Director is unable to perform each of the material duties of any gainful occupation for which the Non-Employee Director is or becomes reasonably fitted by training, education or experience and which total disability is in fact preventing the Non-Employee Director from engaging in any employment or occupation for wage or profit or (ii) if such definition has changed, such other definition of “total disability” as determined under the Company’s group life insurance and accidental death and dismemberment plan or group long term disability plan; and (2) the Company shall have received from the Non-Employee Director’s primary physician a certification that the Non-Employee Director’s total disability is likely to be permanent.
               (e) In the event of a Corporate Transaction, the vesting of all Options granted to Non-Employee Directors pursuant to this Section 10 will accelerate and such Options will become exercisable in full prior to the consummation of such event at such time and on such conditions as the Committee determines, and if such Options are not exercised on or prior to the consummation of the corporate transaction, they shall terminate.
          10.8 Form of Option Grant. Each Option granted under this Section 10 shall be a NQSO and shall be evidenced by a Non-Employee Director Stock Option Grant Agreement in such form as the Committee shall from time to time approve and which shall comply with and be subject to the terms and conditions of this Plan.
          10.9 Exercise Price. The Exercise Price of each Option granted under this Section 10 shall be the Fair Market Value of the Share on the date the Option is granted. The Exercise Price of an outstanding Option may not be reduced without stockholder approval.
          10.10 Termination of Option. Except as provided in Section 10.7(e) or this Section 10.10, each Option granted under this Section 10 shall expire seven (7) years after its date of grant. The date on which the Non-Employee Director ceases to be a member of the Board or a consultant of the Company shall be referred to as the “Non-Employee Director Termination Date” for purposes of this Section 10.10. An Option may be exercised after the Non-Employee Director Termination Date only as set forth below:
               (a) Termination Generally. If the Non-Employee Director ceases to be a member of the Board or consultant of the Company for any reason except death or Disability, then each Option, to the extent then vested pursuant to Section 10.7 above, then held by such Non-Employee Director may be exercised by the Non-Employee Director within seven months after the Non-Employee Director Termination Date, but in no event later than the Expiration Date.
               (b) Death or Disability. If the Non-Employee Director ceases to be a member of the Board or consultant of the Company because of his or her death or Disability, then each Option, to the extent then vested pursuant to Section 10.7 above, then held by such Non-Employee Director may be exercised by the Non-Employee Director or his or her legal representative within twelve months after the Non-Employee Director Termination Date, but in no event later than the Expiration Date.
     11. PAYMENT FOR SHARE PURCHASES.
          11.1 Payment. Payment for Shares purchased pursuant to the Plan may be made by any of the following methods (or any combination of such methods) that are described in the applicable Award Agreement and that are permitted by law:
(a)	in cash (by check);

(b)	in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participants’ heirs or legatees after Participant’s death, by cancellation of indebtedness of the Company to the Participant;

(c)	by surrender of shares of the Company’s Common Stock;

(d)	in the case of exercise by the Participant, Participant’s guardian or legal representative or the authorized legal representative of Participants’ heirs or legatees after Participant’s death, by waiver of compensation due or accrued to Participant for services rendered;

(e)	by tender of property; or

     (f) with respect only to purchases upon exercise of an Option, and provided that a public market for the Company’s stock exists:
(1)	through a “same day sale” commitment from the Participant or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “same day sale” procedures and in accordance with law; or

(2)	through a “margin” commitment from Participant or Authorized Transferee and an NASD Dealer meeting the requirements of the Company’s “margin” procedures and in accordance with law.
          11.2 Issuance of Shares. Upon payment of the applicable Purchase Price or Exercise Price (or a commitment for payment from the NASD Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale” or “margin” commitment), and compliance with other conditions and procedures established by the Company for the purchase of shares, the Company shall issue the Shares registered in the name of Participant or Authorized Transferee (or in the name of the NASD Dealer designated by the Participant or Authorized Transferee in the case of an exercise by means of a “same-day sale” or “margin” commitment) and shall deliver certificates representing the Shares (in physical or electronic form, as appropriate). The Shares may be subject to legends or other restrictions as described in Section 15 of the Plan.
     12. WITHHOLDING TAXES.
          12.1 Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under the Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy federal, state and local withholding tax requirements prior to the delivery of any certificate(s) for the Shares. If a payment in satisfaction of an Award is to be made in cash, the payment will be net of an amount sufficient to satisfy federal, state, and local withholding tax requirements.
          12.2 Stock Withholding. When, under applicable tax laws, a Participant incurs tax liability in connection with the exercise or vesting of any Award that is subject to tax withholding and the Participant is obligated to pay the Company the amount required to be withheld, the Committee may, in its sole discretion, allow the Participant to satisfy the minimum withholding tax obligation by electing to have the Company withhold from the Shares to be issued that number of whole Shares having a Fair Market Value equal to the minimum amount required to be withheld, determined on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in accordance with the requirements established by the Committee and be in writing in a form acceptable to the Committee.
     13. PRIVILEGES OF STOCK OWNERSHIP. No Participant or Authorized Transferee will have any rights as a stockholder of the Company with respect to any Shares until the Shares are issued to the Participant or Authorized Transferee. After Shares are issued to the Participant or Authorized Transferee, the Participant or Authorized Transferee will be a stockholder and have all the rights of a stockholder with respect to the Shares including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if the Shares are Restricted Stock, any new, additional or different securities the Participant or Authorized Transferee may become entitled to receive with respect to the Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided further, that the Participant or Authorized Transferee will have no right to retain such dividends or distributions with respect to Shares that are repurchased at the Participant’s original Exercise Price or Purchase Price pursuant to Section 15.
     14. TRANSFERABILITY. No Award and no interest therein, shall be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution, and no Award may be made subject to execution, attachment or similar process; provided, however that with the consent of the Committee a Participant may transfer a NQSO to an Authorized Transferee. Transfers by the Participant for consideration are prohibited. Without such permission by the Committee, a NQSO shall like all other Awards under the Plan be exercisable (a) during a Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; and (b) after Participant’s death, by the legal representative of the Participant’s heirs or legatees.
     15. RESTRICTIONS ON SHARES. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) in the Award Agreement a right to repurchase all or a portion of a Participant’s Shares that are not “Vested” (as defined in the Award Agreement), following the Participant’s Termination, at any time within ninety days after the later of (a) the Participant’s Termination Date or (b) the date the Participant purchases Shares under the Plan, for cash or cancellation of purchase money indebtedness with respect to Shares, at the Participant’s original Exercise Price or Purchase Price; provided that upon assignment of the right to repurchase, the assignee must pay the Company cash equal to the excess of the Fair Market Value of the Shares over the original Purchase Price.
     16. CERTIFICATES. All certificates for Shares or other securities delivered under the Plan (whether in physical or electronic form, as appropriate) will be subject to stock transfer orders, legends and other restrictions that the Committee deems necessary or advisable, including without limitation restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system on which the Shares may be listed.
     17. ESCROW. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other transfer instruments approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company, to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.
     18. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award shall not be effective unless the Award is in compliance with all applicable state, federal and foreign securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system on which the Shares may then be listed, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in the Plan, the Company shall have no obligation to issue or deliver certificates for Shares under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and/or (b) completion of any registration or other qualification of such shares under any state, federal or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company shall be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state, federal or foreign securities laws, stock exchange or automated quotation system, and the Company shall have no liability for any inability or failure to do so.
     19. NO OBLIGATION TO EMPLOY. Nothing in the Plan or any Award granted under the Plan shall confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary or limit in any way the right of the Company or any Parent or Subsidiary to terminate Participant’s employment or other relationship at any time, with or without cause.
     20. REPRICING PROHIBITED; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs is prohibited without prior stockholder approval. The Committee may, at any time or from time to time, authorize the Company, with prior stockholder approval, in the case of an Option or SAR exchange, and the consent of the respective Participants, to issue new Awards in exchange for the surrender and cancellation of any or all outstanding Awards. The Committee may at any time buy from a Participant an Option previously granted with payment in cash, Shares or other consideration, based on such terms and conditions as the Committee and the Participant shall agree; provided, however, that in no event will an Option with an Exercise Price above the Fair Market Value at the time of such proposed buyout be repurchased.

     21. CORPORATE TRANSACTIONS.
          21.1 Assumption or Replacement of Awards by Successor. Except as provided for in Section 10.7(e), in the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants. In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards). The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant. In the event such successor corporation, if any, refuses to assume or replace the Awards, as provided above, pursuant to a Corporate Transaction or if there is no successor corporation due to a dissolution or liquidation of the Company, such Awards shall immediately vest as to 100% of the Shares subject thereto at such time and on such conditions as the Board shall determine and the Awards shall expire at the closing of the transaction or at the time of dissolution or liquidation.
          21.2 Other Treatment of Awards. Subject to any greater rights granted to Participants under Section 21.1, in the event of a Corporate Transaction, any outstanding Awards shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation or sale of assets.
          21.3 Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under the Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under the Plan if the terms of such assumed award could be applied to an Award granted under the Plan. Such substitution or assumption shall be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under the Plan if the other company had applied the rules of the Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award shall remain unchanged (except that the exercise price and the number and nature of Shares issuable upon exercise of any such option will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price.
     22. ADOPTION AND STOCKHOLDER APPROVAL. The Plan was adopted by the Compensation and Organizational Development Committee on August 26, 2004. The Plan shall become effective upon approval by stockholders of the Company, consistent with applicable laws.
     23. TERM OF PLAN. The Plan will terminate five years following the date it originally became effective upon approval by stockholders of the Company.
     24. AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend the Plan in any respect, including without limitation amendment of any form of Award Agreement or instrument to be executed pursuant to the Plan. Notwithstanding the foregoing, neither the Board nor the Committee shall, without the approval of the stockholders of the Company, amend the Plan in any manner that requires such stockholder approval pursuant to the Code or the regulations promulgated thereunder as such provisions apply to ISO plans or pursuant to the Exchange Act or any rule promulgated thereunder or pursuant to the listing requirements of the national securities market on which the Shares are listed. In addition, no amendment that is detrimental to a Participant may be made to any outstanding Award without the consent of the Participant.
     25. NONEXCLUSIVITY OF THE PLAN; UNFUNDED PLAN. Neither the adoption of the Plan by the Board, the submission of the Plan to the stockholders of the Company for approval, nor any provision of the Plan shall be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock options and bonuses otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The Plan shall be unfunded. Neither the Company nor the Board shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Company, nor the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan.

     26. DEFINITIONS. As used in the Plan, the following terms shall have the following meanings:
     (a) “Authorized Transferee” means the permissible recipient, as authorized by this Plan and the Committee, of an NQSO that is transferred during the Participant’s lifetime by the Participant by gift or domestic relations order. For purposes of this definition a “permissible recipient” is: (i) a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of the Participant, including any such person with such relationship to the Participant by adoption; (ii) any person (other than a tenant or employee) sharing the Participant’s household; (iii) a trust in which the persons in (i) or (ii) have more than fifty percent of the beneficial interest; (iv) a foundation in which the persons in (i) or (ii) or the Participant control the management of assets; or (v) any other entity in which the person in (i) or (ii) or the Participant own more than fifty percent of the voting interest.
     (b) “Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right or Restricted Stock Unit.
     (c) “Award Agreement” means, with respect to each Award, the signed written agreement between the Company and the Participant setting forth the terms and conditions of the Award.
     (d) “Board” means the Board of Directors of the Company.
     (e) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
     (f) “Committee” means the Compensation and Organizational Development Committee of the Board or such other committee appointed by the Board to administer the Plan, or if no committee is appointed, the Board. Each member of the Committee shall be (i) a “non-employee director” for purposes of Section 16 and Rule 16b-3 of the Exchange Act, and (ii) an “outside director” for purposes of Section 162(m) of the Code, unless the Board has fewer than two such outside directors.
     (g) “Company” means Intuit Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.
     (h) “Corporate Transaction” means (a) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company and the Awards granted under the Plan are assumed or replaced by the successor corporation, which assumption shall be binding on all Participants), (b) a dissolution or liquidation of the Company, (c) the sale of substantially all of the assets of the Company, (d) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company; or (e) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company).
     (i) “Disability” means a disability within the meaning of Section 22(e)(3) of the Code, as determined by the Committee.
     (j) “Effective Date” means the date stockholders approve the Plan pursuant to Section 22 of the Plan.
     (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

     (l) “Executive Officer” means a person who is an “executive officer” of the Company as defined in Rule 3b-7 promulgated under the Exchange Act.
     (m) “Exercise Price” means the price at which a Participant who holds an Option or SAR may purchase the Shares issuable upon exercise of the Option or SAR.
     (n) “Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:
(1)	if such Common Stock is then quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on such date or if such date is not a trading date, the closing price on the NASDAQ National Market on the last trading date that precedes such date;

(2)	if such Common Stock is publicly traded and is then listed on a national securities exchange, the last reported sale price on such date or, if no such reported sale takes place on such date, the average of the closing bid and asked prices on the principal national securities exchange on which the Common Stock is listed or admitted to trading;

(3)	if such Common Stock is publicly traded but is not quoted on the NASDAQ National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal, for the over-the-counter market; or

(4)	if none of the foregoing is applicable, by the Board of Directors in good faith.
     (o) “Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
     (p) “ISO” means an Incentive Stock Option within the meaning of the Code.
     (q) “NASD Dealer” means broker-dealer that is a member of the National Association of Securities Dealers, Inc.
     (r) “NQSO” means a nonqualified stock option that does not qualify as an ISO.
     (s) “Option” means an Award pursuant to Section 5 of the Plan.
     (t) “Non-Employee Director” means a member of the Company’s Board of Directors who is not a current or former employee of the Company or any Parent or Subsidiary.
     (u) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if at the time of the granting of an Award under the Plan, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (v) “Participant” means a person who receives an Award under the Plan.
     (w) “Performance Factors” means the factors selected by the Committee from among the following measures to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:
(1)	Net revenue and/or net revenue growth;

(2)	Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

(3)	Operating income and/or operating income growth;

(4)	Net income and/or net income growth;

(5)	Earnings per share and/or earnings per share growth;

(6)	Total stockholder return and/or total stockholder return growth;

(7)	Return on equity;

(8)	Operating cash flow return on income;

(9)	Adjusted operating cash flow return on income;

(10)	Economic value added; and

(11)	Individual business objectives.
     (x) “Performance Period” means the period of service determined by the Committee, not to exceed five years, during which years of service or performance is to be measured for the Award.
     (y) “Plan” means this Intuit Inc. 2005 Equity Incentive Plan, as amended from time to time.
     (z) “Prospectus” means the prospectus relating to the Plan, as amended from time to time, that is prepared by the Company and delivered or made available to Participants pursuant to the requirements of the Securities Act.
     (aa) “Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option.
     (bb) “Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan.
     (cc) “Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.
     (dd) “RSU Agreement” means an agreement evidencing a Restricted Stock Unit Award granted pursuant to Section 9 of the Plan.
     (ee) “SAR Agreement” means an agreement evidencing a Stock Appreciation Right granted pursuant to Section 8 of the Plan.
     (ff) “SEC” means the Securities and Exchange Commission.
     (gg) “Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
     (hh) “Shares” means shares of the Company’s Common Stock $0.01 par value, reserved for issuance under the Plan, as adjusted pursuant to Sections 2 and 21, and any successor security.
     (ii) “Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.
     (jj) “Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.
     (kk) “Stock Option Agreement” means the agreement which evidences a Stock Option, granted pursuant to Section 5 of the Plan.

     (ll) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
     (mm) “Ten Percent Stockholder” means any person who directly or by attribution owns more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.
     (nn) “Termination” or “Terminated” means, for purposes of the Plan with respect to a Participant, that the Participant has ceased to provide services as an employee, director, consultant, independent contractor or adviser, to the Company or a Parent or Subsidiary; provided that a Participant shall not be deemed to be Terminated if the Participant is on a leave of absence approved by the Committee or by an officer of the Company designated by the Committee; and provided further, that during any approved leave of absence, vesting of Awards shall be suspended or continue in accordance with guidelines established from time to time by the Committee. Subject to the foregoing, the Committee shall have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

INTUIT INC.
PO BOX 7850
MOUNTAIN VIEW, CA 94039
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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
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VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return it to Intuit Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Please date, sign and mail your
proxy card back as soon as possible!
Annual Meeting of Stockholders
INTUIT INC.
December 14, 2007
- Please detach and Mail in Envelope Provided -

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INTUIT	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

INTUIT INC.
The Board of Directors recommends that you vote FOR the election of all nominees for election to the
Board of Directors and FOR proposals 2, 3 and 4.

To withhold authority to vote for any individual
1.	ELECTION OF DIRECTORS.		For	Withhold	For All	nominee(s), mark “For All Except” and write the
	Nominees:		All	All	Except	number(s) of the nominee(s) on the line below.
	01) Stephen M. Bennett	06) Michael R. Hallman
	02) Christopher W. Brody	07) Edward A. Kangas	O	O	O

	03) William V. Campbell	08) Suzanne Nora Johnson
	04) Scott D. Cook	09) Dennis D. Powell
	05) Diane B. Greene	10) Stratton D. Sclavos

	Vote On Proposals	For	Against	Abstain

2.	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008;	O	O	O

3.	Approve the amendment to our 2005 Equity Incentive Plan;	O	O	O

4.	Approve the adoption of our Senior Executive Incentive Plan.	O	O	O

NOTE: Please sign exactly as your name(s) appear(s) on the stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a stockholder should give their full title. Please date the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

INTUIT INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 14, 2007
The undersigned hereby appoints Stephen M. Bennett and Laura A. Fennell, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:30 a.m. Pacific Standard Time on December 14, 2007, at Intuit’s offices at 2600 Casey Avenue, Mountain View, California, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side:
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR PROPOSALS 2, 3, and 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

(Continued, and to be marked, dated and signed, on the other side)